EXHIBIT 2.1

Execution Copy
Confidential

AGREEMENT AND PLAN OF MERGER

by and among

ADAPTIX, INC.,

Acacia Research Group LLC

and

Apollo Patent Corp.

and,

solely in its capacity as Representative for the Shareholders of Adaptix, Inc.,

Baker Communications Fund II (QP), L.P.

Dated as of November 22, 2011

i

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		21
4.01.	Organization and Power.	21
4.02.	Authorization; Valid and Binding Agreement.	21
4.03.	No Member Vote Required.	22
4.04.	No Breach.	22
4.05.	Merger Sub.	22
4.06.	Litigation.	22
4.07.	Brokerage.	23
4.08.	Financial Ability, Etc.	23
4.09.	Solvency.	23
4.10.	Investigation.	23

ARTICLE 5 PRE-CLOSING COVENANTS		24
5.01.	Conduct of the Business.	24
5.02.	Access to Books and Records.	25
5.03.	Regulatory Filings.	25
5.04.	Shareholder Approval.	27
5.05.	Conditions.	27
5.06.	Exclusive Dealing.	27
5.07.	Tax Matters.	28
5.08.	Termination of Certain Company Benefit Plans.	28
5.09.	[***]† Patent Purchase Agreement.	28

ARTICLE 6 POST-CLOSING COVENANTS		31
6.01.	Access to Books and Records.	31
6.02.	Director and Officer Liability and Indemnification.	31
6.03.	Further Assurances.	32

ARTICLE 7 TERMINATION		32
7.01.	Termination.	32
7.02.	Effect of Termination.	33

ARTICLE 8 ADDITIONAL COVENANTS AND AGREEMENTS		33
8.01.	Survival.	33
8.02.	Indemnification of Parent.	33
8.03.	Indemnification of Shareholders.	35
8.04.	Expiration of Claims.	35
8.05.	Inter-Party Claims.	36
8.06.	Third Party Claims.	36
8.07.	Mitigation.	37
8.08.	Determination of Loss Amount.	37
8.09.	Acknowledgment by Buying Parties.	38

ARTICLE 9 REPRESENTATIVE		39
9.01.	Representative.	39

ARTICLE 10 TAX MATTERS		41
10.01.	Tax Matters.	41
10.02.	Tax Indemnification.	42
10.03.	Straddle Period.	43
10.04.	Responsibility for Filing Tax Returns.	43
10.05.	Tax Sharing Agreements.	43

ARTICLE 11 DEFINITIONS		43
11.01.	Definitions.	43
11.02.	Other Definitional Provisions.	52

ARTICLE 12 MISCELLANEOUS		53
12.01.	Press Releases and Communications.	53
12.02.	Expenses.	54
12.03.	Prevailing Party.	54
12.04.	Notices.	54
12.05.	Assignment.	56
12.06.	Severability.	56
12.07.	No Strict Construction.	56
12.08.	Amendment and Waiver.	56
12.09.	Complete Agreement.	56
12.10.	Counterparts.	57
12.11.	Obligations of Parent and Merger Sub.	57
12.12.	Governing Law.	57
12.13.	Consent to Jurisdiction and Service of Process.	57
12.14.	Waiver of Jury Trial.	57
12.15.	Third Party Beneficiaries.	58
12.16.	Representation of the Shareholders and their Affiliates.	58
12.17.	Deliveries to Buying Parties; Disclaimer.	59
12.18.	Conflict Between Transaction Documents.	59
12.19.	Specific Performance.	59

Exhibits and Disclosure Schedules

Exhibit A  -  Form of Post-Closing Indemnity Escrow Agreement
Exhibit B  -  Form of Letter of Transmittal
Exhibit C  -  ARG Financials and Bank Statement
Exhibit D -  Form of [***]† Patent Purchase Agreement
Exhibit E – Form of [***]† Patent Assignment
Exhibit F – Form of Transaction Expenses and Merger Consideration Escrow Agreement

Authorization Schedule
Benefit Plan Schedule
Capitalization Schedule
Conduct of Business Schedule
Contracts Schedule
Developments Schedule
Employee and Contractor Schedule
Financial Statements Schedule
Indebtedness Schedule
Insurance Schedule
Intellectual Property Schedule
Leased Real Property Schedule
Litigation Schedule
Permit Schedule
Permitted Liens Schedule
Subsidiary Schedule

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of November 22, 2011, by and among:  (i) Acacia Research Group LLC, a Texas limited liability company (“Parent”), (ii) Apollo Patent Corp., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub” and, together with Parent, the “Buying Parties”), (iii) ADAPTIX, INC., a Delaware corporation (the “Company”); and (iv) solely in its capacity as representative of the Shareholders pursuant to Article 9 hereof, Baker Communications Fund II (QP), L.P. (“Representative”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 11 below.

WHEREAS, this Agreement contemplates a transaction in which Parent will acquire the Company pursuant to a transaction in which Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into the Company, with the Company surviving the merger, in accordance with the Delaware General Corporation Law (the “DGCL”) in exchange for consideration to Shareholders as contemplated herein;

WHEREAS, the board of directors of the Company has, upon the terms and subject to the conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby and (ii) recommended approval of the Merger and approval of this Agreement by the Shareholders;

WHEREAS, Shareholders holding not less than 75% of the shares of  Capital Stock will, promptly following the Company’s, Parent’s and Merger Sub’s full execution and delivery of this Agreement, execute written consents, adopting this Agreement and approving the transactions contemplated hereby in accordance with the DGCL, the Company’s certificate of incorporation  and bylaws and the Stockholders Agreement, in each case as in effect as of the date hereof (the “Shareholder Approval”);

WHEREAS, the boards of directors and managers, as applicable, of Merger Sub and Parent, in its capacity as the sole equityholder of Merger Sub, have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL as well as all other applicable Law; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

THE MERGER

1.01.        The Merger.

(a)           Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL (the “Merger”), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)           From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.02.        Closing; Effective Time.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ropes & Gray LLP, located at Prudential Tower, 800 Boylston Street, Boston, Massachusetts, on or prior to the fifth Business Day following satisfaction or waiver of the conditions to the Closing set forth in Article 2 below (other than conditions which are to be satisfied on the Closing Date, which shall be satisfied on the Closing Date) or on such other date as is mutually agreed to by Parent and the Company; provided, however, that if the day following such fifth Business Day is a Friday or any other day which is not followed immediately by a Business Day then (if so requested by the Company or the Representative) the Closing shall occur on the next Monday or other Business Day that is followed immediately by a Business Day such that the release of payment of Transaction Expenses and the Ware Firm Payout Amount from the Transaction Expenses and Merger Consideration Escrow Account will occur at 9:00 a.m. on the morning following the Closing Date.  Subject to Section 7.01, the failure to consummate the Closing on the date determined by this Section 1.02 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder. The date of the Closing is herein referred to as the “Closing Date.” At the Closing, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.  The Merger shall become effective as of the date and time of such filing or such other time after such filing as Merger Sub and the Company shall agree in the Certificate of Merger (the “Effective Time”).

1.03.        Certificate of Incorporation; Bylaws; Directors and Officers.

(a)           The certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

(b)           The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

(c)           The directors of Merger Sub and the officers of the Merger Sub immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers, respectively, of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal.

1.04.        Conversion of Capital Stock. As a result of the Merger, at the Effective Time each share of Capital Stock outstanding immediately prior to the Effective Time, except as otherwise provided in Section 1.08, shall be converted into the right to receive that portion (if any) of the Aggregate Merger Consideration to which its holder is entitled pursuant to Section C.2 of ARTICLE FOURTH of the Company’s Certificate of Incorporation; provided, however, that any share of Capital Stock owned by the Company or the Parent immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist without payment of any consideration with respect thereto.   Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

1.05.        Cancellation of Options.    As of the Effective Time, neither Parent nor the Surviving Corporation will assume any Option, so each Option issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired without consideration and shall cease to exist, and each holder of any such Option shall cease to have any rights with respect thereto, except as otherwise provided for herein or by applicable law.

1.06.        Surrender and Payment.

(a)           Pre-Closing Mechanics:

(i)           At least six (6) Business Days before the scheduled Closing Date, the Company will deliver to Parent a spreadsheet (the “Closing Merger Consideration Spreadsheet”) which includes the following information as of the Closing Date:  (i) the name of each Shareholder; (ii) the number of shares and type of Capital Stock of the Company owned by each Shareholder and the aggregate number of shares of outstanding Capital Stock of each relevant class (in each case after giving effect to any and all conversions of convertible notes or other convertible securities to be converted effective as of Closing); (iii) the final calculation of Aggregate Merger Consideration (including, as of the Closing Date, Cash on Hand, the amount of The Ware Firm Payoff Amount, Transaction Expenses and Closing Date Indebtedness); (iv) the portion of the Aggregate Merger Consideration payable to each Shareholder pursuant to Section 1.04 and Section 1.06(b); (v) the portion of the Post-Closing Indemnity Escrow Amount allocable to each Shareholder and each Manager; (vi) the portion of the Representative Expense Amount allocable to each Shareholder; and (vii) wire transfer instructions for payments to the accounts to which payments are to be made pursuant to Section 1.06.  The Parent and the Surviving Corporation shall be entitled to rely upon the Closing Merger Consideration Spreadsheet in connection with the payment of the Aggregate Merger Consideration and to assume that the Closing Merger Consideration Spreadsheet is fully authorized and binding upon the Representative and the Shareholders; and shall be entitled to indemnification on the terms and subject to the conditions set forth in Article 8 with respect to any inaccuracy in the Closing Merger Consideration Spreadsheet.

(ii)            On the first Business Day following the Company’s delivery of the Closing Merger Consideration Spreadsheet (being five Business Days prior to the scheduled Closing Date), (1) the Buying Parties shall pay, in cash by wire transfer of immediately available funds to the Company to an account specified by the Company, the Transaction Expenses Escrow Amount plus the amount of any Transaction Expenses Escrow Fees and (2) upon receipt of the funds paid to the Company pursuant to the previous clause (1), the Company shall deposit the Transaction Expenses Amount into an escrow account (the “Transaction Expenses and Merger Consideration Escrow Account”), with the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit F among the Company, the Escrow Agent and Representative with such changes as the Company may reasonably request in connection with the provisions of Section 1.06 and Section 5.09 or any [***]† Matters (the “Transaction Expenses and Merger Consideration Escrow Agreement”) that provides for (A) payment of the Aggregate Merger Consideration at Closing pursuant to Section 1.06(b) and (if applicable) after Closing pursuant to Section 1.06(c), and (B) release of the entire Transaction Expenses Amount in accordance with the relevant terms of the Closing Merger Consideration Spreadsheet at 9:00 a.m. on the first Business Day following the Closing Date, subject only to receipt by the Escrow Agent from Representative of an instruction that the Merger has occurred and (C) payment of any Transaction Expenses Escrow Fees to the Escrow Agent under the Transaction Expenses and Merger Consideration Escrow Agreement.

(iii)           On the third Business Day following the Company’s delivery of the Closing Merger Consideration Spreadsheet (being three Business Days prior to the scheduled Closing Date), the Buying Parties shall pay (in addition to the amounts paid pursuant to Section 1.06(a)(ii)), in cash by wire transfer of immediately available funds all remaining Aggregate Merger Consideration and Other Closing Payment Amounts (i.e., all such amounts that are not already deposited into and held in the Transaction Expenses and Merger Consideration Escrow Account pursuant to Section 1.02(a)(ii)) as directed by the Company and the Representative, including as follows:

(iv)           into the Transaction Expenses and Merger Consideration Escrow Account, an amount equal to the Aggregate Merger Consideration (as set forth in the in the Closing Merger Consideration Spreadsheet), to be held by the Escrow Agent pursuant to the terms of the Transaction Expenses and Merger Consideration Escrow Agreement, which will provide for release of the entire Aggregate Merger Consideration in accordance with the relevant terms of the Closing Merger Consideration Spreadsheet as contemplated by this Section 1.06 (on the Closing Date as provided in Section 1.06(b) and (if applicable) under Section 1.06(c) after the Closing Date to the extent holders of Capital Stock entitled to payment of any portion of the Aggregate Merger Consideration do not complete delivery of Letters of Transmittal in form satisfactory to Representative prior to Closing), subject only to the Escrow Agent’s receipt of a notification from Representative that the Merger has occurred (which the Representative will not issue until it has received telephonic or other notice from the Office of the Secretary of State of the State of Delaware or from reputable filing service, or similarly trustworthy confirmation, that the Certificate of Merger has been accepted for filing) and the Representative’s instruction, on behalf of Shareholders, to make such payment;

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(A)
Fifteen Million Dollars (US$15,000,000) (the “Post-Closing Indemnity Escrow Amount”) into an escrow account (the “Post-Closing Indemnity Escrow Account” and, together with the Transaction Expenses and Merger Consideration Escrow Account, the “Escrow Accounts”), with JPMorgan Chase or such other agent mutually agreed to by the parties to serve as escrow agent (the “Escrow Agent”) for a period of up to 18 months pursuant to the terms of an escrow agreement, substantially in the form of Exhibit A hereto but with such changes as the Company may reasonably request in connection with the provisions of Section 1.06 and Section 5.09 or any [***]† Matters (the “Post-Closing Indemnity Escrow Agreement” and, together with the Transaction Expenses and Merger Consideration Escrow Agreement, the “Escrow Agreements”), as security for the indemnification obligations pursuant to Article 8, and the sole source of post-Closing recourse for the Buying Parties with respect to this Agreement and the transactions contemplated hereby; and

(B)
Three Million Dollars (US$3,000,000) (such amount, the “Representative Expense Amount”) into an account established by the Representative for purposes of satisfying costs, expenses and/or liabilities incurred in its capacity as the Representative and otherwise in accordance with this Agreement (with any excess amount remaining in such account after completion of Representatives duties hereunder to be distributed by the Representative to holders of Capital Stock as additional merger consideration in accordance with the distribution provisions of clauses 1.06(b)(ii) and 1.06(c) below).

At the Closing, the parties shall cause the Escrow Agent to pay, in cash by wire transfer of immediately available funds to the accounts specified by the Company or Representative at or prior to Closing or by Representative after Closing, each of the following:

(v)           all amounts necessary to fully discharge any then outstanding balances of the Closing Date Indebtedness (it being understood and agreed that such Closing Date Indebtedness will not include Indebtedness that is convertible into Series A Preferred Stock to the extent that such Indebtedness will be so converted prior to the Effective Time and the holders of shares issuable upon such conversion will be entitled to payment in respect of those shares pursuant to Sections 1.04 and 1.06(b)(ii)) in accordance with instructions set forth in payoff letters (setting forth the amounts required to repay all Closing Date Indebtedness in full on the Closing Date, together with wire transfer instructions and directions from such holders and the Company authorizing Parent to transfer funds to such accounts for the account of such holders in order to payoff the Company’s Closing Date Indebtedness at Closing) issued by the holders of Closing Date Indebtedness not earlier than five (5) days prior to the Closing Date; and

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(vi)           the remainder of the Aggregate Merger Consideration shall be paid through the Transaction Expenses and Merger Consideration Escrow Account as contemplated by Section 1.06(a)(iii)(A) to each holder of Capital Stock (other than with respect to Dissenting Shares or payments to be made pursuant to Section 1.06(c)) that has delivered its Letter of Transmittal to the Company prior to Closing for delivery to Parent and the Surviving Corporation upon the Effective Time, that portion (if any) of the Aggregate Merger Consideration to which its holder is entitled pursuant to Section C.2 of ARTICLE FOURTH of the Company’s Certificate of Incorporation as set forth in the Closing Merger Consideration Spreadsheet.

(b)           After the Closing, any holder of Capital Stock (other than with respect to Dissenting Shares) that delivers its Letter of Transmittal to the Representative and the Surviving Corporation after Closing will be paid from the Transaction Expenses and Merger Consideration Escrow Account (or, if after the date that is 18 months after the Closing Date, then by the Surviving Corporation), by check or in cash by wire transfer of immediately available funds, that portion (if any) of the Aggregate Merger Consideration to which such holder is entitled pursuant to Section C.2 of ARTICLE FOURTH of the Company’s Certificate of Incorporation as set forth in the Closing Merger Consideration Spreadsheet.

(c)           Notwithstanding anything to the contrary, any compensatory amounts on which withholding is required shall be remitted to the Company for payment to the applicable Shareholders through the Surviving Corporation’s payroll procedures after applicable withholding; and Parent shall be entitled to recover from the Post-Closing Indemnity Escrow Amount any Employment Taxes for which Parent or the Surviving Corporation becomes responsible under applicable Law to the extent that Parent or the Surviving Corporation pays such amounts and is not otherwise paid out of the Transaction Expenses and Merger Consideration Escrow Account or entitled to recovery under the Post-Closing Indemnity Escrow Account pursuant to this Agreement.

(d)           The Company shall provide Parent with a flow of funds setting forth the amounts to be paid pursuant to this Section 1.06 along with wire instructions therefor at least six Business Days prior to the Closing Date.

1.07.           Adjustments.  If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Capital Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange, conversion or readjustment of Capital Stock (including any conversion of convertible Indebtedness prior to the Effective Time), or stock dividend thereon with a record date during such period, or any similar event relating to the Capital Stock, the applicable per share allocation of Aggregate Merger Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.08.           Treatment of Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, holders of Capital Stock who have properly demanded appraisal of such shares pursuant to, and who comply in all respects with, the provisions of Section 262 of the DGCL (“Dissenting Shares”) shall not have such shares converted as provided herein, but instead such holders shall be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL.  At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and except as otherwise provided by Law, each holder of Dissenting Shares shall cease to have any rights with respect thereto other than the rights granted pursuant to Section 262 of the DGCL.  Notwithstanding the foregoing, if any holder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the rights of such holder under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as applicable, at the Effective Time as set forth in Section 1.04.  The Company shall give Parent prompt written notice of any demands for appraisal with respect to Dissenting Shares, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands, provided, that the Representative shall have the right to lead the negotiations and proceedings with respect to such demands and any settlements with respect thereto shall not be entered into without the prior written consent of the Company or the Surviving Corporation (such consent not to be unreasonably withheld or delayed).  Any payments to be made in respect of Dissenting Shares will be made by Parent and/or the Surviving Corporation; provided, that to the extent any payments made in respect of Dissenting Shares require Parent to pay any amounts in excess of the Aggregate Merger Consideration, after taking into account the payments made pursuant to Section 1.06 (a) and (b), then Parent shall be entitled to be reimbursed for such excess payments from the Post-Closing Indemnity Escrow Account as provided in Section 8.02(a)(iv).

1.09.           No Further Ownership Rights in Capital Stock.  The consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Capital Stock (including any rights to receive accrued but unpaid dividends or any liquidation preference on such Capital Stock, if any), and, from and after the Effective Time, the holders of certificates representing ownership of Capital Stock and holders of Options shall cease to have any rights with respect to such shares (including any rights to receive any accrued but unpaid dividends or any liquidation preference on such shares, if any), except as otherwise expressly provided for in this Agreement and, if applicable, the Escrow Agreements.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Capital Stock.  If, after the Effective Time, certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged, subject to delivery of Letters of Transmittal, as provided hereunder.

1.10.           Lost Certificates.  If any certificate for Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate for Capital Stock to be lost, stolen or destroyed, the Surviving Corporation will pay, in exchange for such lost, stolen or destroyed certificate, the applicable consideration, as the case may be, to be paid in respect of the Capital Stock represented by such certificate as contemplated by this Article 1.

ARTICLE 2

CONDITIONS TO MERGER

2.01.        Conditions to All Parties’ Obligations.  The obligations of Parent, Merger Sub and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing Date:

(a)           The applicable waiting periods, if any, under the HSR Act will have expired or been terminated;

(b)           No Law shall have been enacted after the date hereof by any Governmental Body of competent jurisdiction, and there shall not be in effect any court order or injunction entered by any Governmental Body of competent jurisdiction, that prohibits or enjoins the Merger and there shall be no litigation, proceeding or investigation pending or threatened that seeks to prohibit or enjoin the Merger and is reasonably likely to result in the prohibiting or enjoining the Merger;

(c)           The Shareholder Approval shall have been obtained; and

(d)           This Agreement will not have been terminated in accordance with Section 7.01.

2.02.        Conditions to Parent’s and Merger Sub’s Obligations.  The obligations of the Buying Parties to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver of the following conditions as of the Closing Date:

(a)           each of the representations and warranties of the Company contained in Article 3 that is (i) qualified as to or by Material Adverse Effect will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by Material Adverse Effect will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had a Material Adverse Effect;

(b)           the Company will have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by them at or prior to the Closing (other than any covenant or agreement contained in Section 5.09 or otherwise relating to any [***]† Matters except for (i) the obligation to execute and deliver at Closing a power of attorney authorizing execution and delivery on behalf of the Company of the Company’s counterpart signature pages to the [***]† Patent Purchase Agreement and the [***]† Patent Instrument of Assignment following the Company’s reasonable satisfaction that the conditions described in clauses (w), (x), (y) and (z) of Section 5.09(a) have been satisfied, all on the terms and subject to the conditions specified in Section 5.09, and (ii) the obligations set forth in Section 5.09(c));

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)           the Company will have delivered to Parent each of the following:

(i)           a certificate of the Company executed by the President or Chief Executive Officer of the Company, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) above have been satisfied;

(ii)           a certificate of the Company executed by the Secretary of the Company certifying:  (A) the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; (B) resolutions duly adopted by Shareholders adopting this Agreement and approving the Merger in accordance with the General Corporation Law of the State of Delaware; (C) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time; (D) certificate of good standing or equivalent certificate of the Company from the State of Delaware, dated within 10 days of the Closing Date; and (E) the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments, certificates or agreements related thereto executed or to be executed by the Company;

(iii)           a FIRPTA certificate conforming to the requirements of Treasury Regulation Section 1.1445-2(c)(3);

(iv)           a copy of the Post-Closing Indemnity Escrow Agreement and the Transaction Expenses and Merger Consideration Escrow Agreement, in each case duly executed by the Representative; and

(v)           The Certificate of Merger executed by the Company;

(d)           the Company shall have delivered payoff letters from The Ware Firm and from the holders of Closing Date Indebtedness, if any, as described in Section 1.06 as well as documentation evidencing (in a manner reasonably acceptable to Parent) the conversion of any Indebtedness to be converted into Capital Stock as contemplated by Section 1.06(b);

(e)           the Company shall have delivered to Parent documentation reasonably acceptable to the Parent to confirm that all Liens (other than Permitted Liens) on the Company Patents and other property of the Company will be released effective upon the Closing; and

(f)           the release, effective as of the Closing Date, of pre-Closing claims against the Company contained in the resignation and release letter agreements executed on or about the date hereof, in the form previously provided to Parent or its representatives executed by each of Michael J. Pisterzi, Timothy E. Montgomery and Byron C. Young  (the “Separation and Release Agreements”) shall be in full force and effect.

Notwithstanding any contrary provision in this Agreement, (x) in no event will the commencement of any patent interference, reexamination, declaratory judgment action or similar proceeding instituted or threatened by any party, or of which the Company first becomes aware, on or after the date hereof, or any event, occurrence, development or circumstance directly or indirectly arising from or relating to any such proceeding, affect the obligation of the Buying Parties to consummate the transactions contemplated hereby; (y) in no event will any [***]† Matter, or any event, occurrence, development or circumstance directly or indirectly arising from or relating to any such [***]† Matter (other than a failure of the Company to comply with its obligations under Section 5.09), affect the obligation of the Buying Parties to consummate the transactions contemplated hereby and (z) at such time as the Buying Parties have made the payments contemplated by Section 1.06(a)(ii) and Section 1.06(a)(iii), the Buying Parties will be deemed to have irrevocably waived any and all conditions to their obligation to close the transactions contemplated by this Agreement other than the condition specified in Section 2.01(b).

2.03.        Conditions to the Company’s Obligations.  The obligations of the Company to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver of the following conditions as of the Closing Date:

(a)           each of the representations and warranties set forth in Article 4 hereof will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of such representation and warranty to be true and correct has not had a material adverse effect on Parent’s or Merger Sub’s ability to perform the transactions contemplated hereby;

(b)           each of Parent and Merger Sub will have performed in all material respects all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing;

(c)           Parent will have delivered to the Company each of the following:

(i)           a certificate of Parent executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) hereof have been satisfied;

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)           a certificate of the Buying Parties executed by their Secretary or other appropriate senior officers, certifying (A) the resolutions duly adopted by Parent’s board of directors (or equivalent governing body) and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; (B) resolutions duly adopted by Parent as sole shareholder of adopting this Agreement and approving the Merger in accordance with the General Corporation Law of the State of Delaware; (C) a certified copy of the certificate of incorporation or equivalent organizational document of Parent and Merger Sub; (D) a certificate of good standing or equivalent certificate from the jurisdictions in which Parent and Merger Sub are incorporated or formed, in each case, dated within 10 days of the Closing Date and (E) the incumbency, signature and authority of the officers of the Buying Parties authorized to execute, deliver and perform this Agreement and all other documents, instruments, certificates or agreements related thereto executed or to be executed by any of the Buying Parties;

(iii)           confirmation of arrangements reasonably satisfactory to the Company for the payment at Closing of all amounts required to be paid pursuant to Section 1.06(b); and

(iv)           a copy of the Post-Closing Indemnity Escrow Agreement, duly executed by Parent; and

(d)           The Company shall have received confirmation satisfactory to it that (i) the Transaction Expenses and Merger Consideration Escrow Amount (including, without duplication, the Aggregate Merger Consideration) have been received by the Escrow Agent and are being held under and pursuant to the Transaction Expenses and Merger Consideration Escrow Agreement as contemplated by Section 1.06(a)(ii) and Section 1.06(a)(iii); (ii) the Representative Expense Amount has been paid to the account designated by the Representative as contemplated by Section 1.06(a) and (iii) the Post-Closing Indemnity Escrow Amount has been received by the Escrow Agent and is being held under and pursuant to the Post-Closing Indemnity Escrow Agreement as contemplated by Section 1.06(a)(iii).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

3.01.           Organization and Corporate Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority necessary to own its properties, to enter into this Agreement and perform its obligations hereunder and, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities make such qualification necessary, except where failure to be so qualified or failure to be in good standing would not have a Material Adverse Effect.

3.02.           Subsidiaries.  The Company does not own or hold the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.  The attached Subsidiary Schedule, sets forth each Subsidiary of the Company which has been dissolved prior to the date hereof.

3.03.           Authorization; Valid and Binding Agreement; No Breach.

(a)           The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Company, and, except for the Shareholder Approval, no other proceedings on the part of the Company or the Shareholders are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed by the Company and, assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, and subject to obtaining the Shareholder Approval, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)           Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (i) do not conflict with or result in any breach of or (ii) require any material authorization, consent, approval, exemption or other material action by or notice to any court, other Governmental Body or other third party, under, (A) the provisions of the Company’s Certificate of Incorporation or bylaws, (B) any Material Contract, or (C) any Law, license, franchise, permit, order, writ, injunction or decree to which the Company is subject, in each case other than (x)  any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act or applicable antitrust or competition laws of other jurisdictions, or that may be required by reason of participation of Parent and Merger Sub in the transactions contemplated hereby, and (y) the Shareholder Approval and the filing of the Certificate of Merger.

3.04.           Capital Stock.  As of the date hereof, the authorized capital stock of the Company consists of 65,000,000 shares of Series A Preferred Stock, 4,266,660 shares of Junior Preferred Stock, 135,000,000 shares of Common Stock. As of November 18, 2011, there were outstanding 34,444,451 shares of Series A Preferred Stock, 4,266,660 shares of Junior Preferred Stock, 834,497 shares of Common Stock, Options which represent the right to purchase an aggregate of 5,194,148 shares of Common Stock, and notes having an aggregate principal amount of $16,500,000 that are convertible into shares of Series A Preferred Stock (representing, as of the date hereof the right to receive approximately 28,024,014 shares of Series A Preferred Stock, including shares issuable in respect of unpaid interest).  All outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in compliance with all applicable preemptive rights, rights of first refusal and similar rights.  All Capital Stock was issued or granted in compliance with all applicable federal and state securities laws. Other than convertible notes that will be repaid or converted into Series A Preferred Stock at or prior to the Effective Time, and other than the obligation to issue additional shares of Series A Preferred Stock as a result of accretion of dividends on securities outstanding from time to time and except for the Capital Stock and Options and as set forth on the Capitalization Schedule, as of the date hereof there are no outstanding (a) shares of capital stock or other equity interests or voting securities of the Company, (b) securities convertible or exchangeable into capital stock of the Company, (c) any options, warrants, conversion rights, or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.1  To the knowledge of the Company and except as set forth of the Capitalization Schedule, there are no voting agreements or voting trusts between or among any Person or Persons relating to the Company or the Capital Stock of the Company.

3.05.           Financial Statements.

(a)           The Financial Statements Schedule attached hereto consists of: (i) the Company’s unaudited consolidated balance sheet as of September 30, 2011 (the “Latest Balance Sheet”) and the related statement of operations for the nine-month period ended September 30, 2011 and (ii) the Company’s audited consolidated balance sheet (the “Audited Balance Sheet”) and statements of operations and cash flows for the fiscal year ended December 31, 2010 (the “Audited Balance Sheet Date”) (all such financial statements referred to in (i) and (ii), the “Financial Statements”).  Except as set forth on the attached Financial Statements Schedule, the Financial Statements were derived from the books and records of the company and present fairly in all material respects the financial condition, cash flows and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments). The Company has not maintained any bank account, other than bank accounts which have been and are reflected in the Company’s normally maintained books and records except for such exceptions as are not material to the Company. There is no liability or indebtedness of the Company for dividends or other distributions declared or accumulated but unpaid with respect to the outstanding shares of Capital Stock of the Company, except for such liabilities or indebtedness that will be paid in cash prior to or in connection with the Closing.

(b)           The Company has no material liability of a type required to be set forth on a consolidated balance sheet of the Company in accordance with GAAP, applied in a manner consistent with the preparation of the Financial Statements, except for (i) liabilities reflected in or reserved against on the Financial Statements; (ii) liabilities reflected in the disclosure schedules attached hereto, including the Financial Statements Schedule; (iii) liabilities arising under or incurred in connection with this Agreement or the transactions contemplated hereby, (iv) liabilities for expenses (including payroll, rent, and the fees and expenses of counsel in connection with intellectual property matters) incurred and paid in the ordinary course of business that are incurred and paid prior to the Closing Date, (v) other liabilities that are incurred since the date of the Latest Balance Sheet and do not individually exceed $10,000 or exceed $50,000 in the aggregate and (vi) liabilities for which Parent has agreed to be responsible pursuant to the terms of this Agreement.

3.06.           Indebtedness.  The attached Indebtedness Schedule sets forth a complete and correct list of all Indebtedness of the Company as of the date of this Agreement, identifying the creditor including name and address, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the close of business on the date of this Agreement.  No Indebtedness of the Company contains any restriction upon the prepayment of any of such Indebtedness or the incurrence of Indebtedness by the Company.  With respect to each item of Indebtedness of the Company, the Company is not in default and no payments are past due.  The Company has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn.  The Company has not guaranteed nor is it responsible or liable for any Indebtedness of any other Person.

3.07.           Absence of Certain Developments.  Except as set forth on the attached Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Audited Balance Sheet Date , the Company has not:

(a)           amended or modified its certificate of incorporation or by-laws (or equivalent governing documents), other than amendments to increase authorized capital;

(b)           except for such dividends or other distributions that will be paid in cash prior to or in connection with the Closing, declared, set aside or paid any dividend or other distribution with respect to any shares of its Capital Stock, or repurchased, redeemed or other acquired any outstanding shares of Capital Stock or other securities of, or other ownership interests in, the Company;

(c)            split, combined, reclassified any Capital Stock of the Company or amended any term of any outstanding security of the Company;

(d)            incurred, assumed or guaranteed any Indebtedness other than (i) Indebtedness that will be paid or converted to Capital Stock prior to or in connection with the Closing and (ii) Indebtedness incurred in the ordinary course of business and in amounts and on terms consistent with past practices that will be paid prior to or in connection with the Closing;

(e)            changed any method of accounting, method of tax accounting or accounting practice, except for any such change that is consistent with GAAP or required by reason of a concurrent change in GAAP;

(f)             subjected any properties or assets or Company Patents to any Lien, except for Permitted Liens;

(g)            sold, assigned,  transferred or licensed any Company Patent or material assets;

(h)            issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities (other than issuances, sales and transfers that will be reflected in the statement to be delivered pursuant to Section 1.06(e);

(i)             made any material capital investment in, or any loan to, any other Person;

(j)             made any material changes to its employee benefit plans or employment agreements, adopted any new employee benefits plans or entered into any new employment agreements;

(k)            made any material Tax election (other than in the ordinary course of business) or settled any material Tax liability;

(l)             made any asset acquisition or capital expenditure in excess of $50,000 individually or $100,000 in the aggregate; or

(m)           committed to do any of the foregoing.

3.08.         Real Property.

(a)            The Company does not own, as of the date hereof, directly or indirectly, any real property.

(b)           The Leased Real Property Schedule lists (i) the location of all real property with respect to which the Company holds a leasehold interest or subleasehold interest, or otherwise has a license to use (the “Company Leased Real Property”), and (ii) each agreement under which the Company leases or otherwise has the right to use any Company Leased Real Property.  Except as set forth on the Leased Real Property Schedule, the Company has not entered into any subleases, arrangements, licenses or other agreements relating to the use or occupancy of all or any portion of the Company Leased Real Property by any Person other than the Company.

3.09.        Tax Matters.  Except as set forth on the attached Taxes Schedule.

(a)           The Company and its Subsidiaries have timely filed (taking into account any extensions) all income Tax Returns and all other material Tax Returns that are required to be filed by them on or before the date hereof and have paid all Taxes owed, whether or not shown thereon.  All material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor, shareholder or other third party have been withheld and paid to the applicable taxing authority or properly accrued.

(b)           There is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries that has been claimed or raised by any taxing authority in writing, nor are there any audits pending or currently being conducted.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.

(c)           Notwithstanding anything in this Agreement to the contrary, the Company makes no representation or warranty concerning or related to the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carry-forward, tax credit carry-forward or tax basis) of the Company or any of its Subsidiaries or the ability of Parent or the Surviving Corporation to utilize any such Tax asset or attribute for any taxable period, whether commencing before or after the Effective Time.

(d)           Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any income Tax Return.  No claim has ever been made in writing by a taxing authority in a jurisdiction where any of Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(e)           Neither Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that as of the Closing Date has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code  Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  Neither Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.  Neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than any of Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)           None of Company and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(g)           Neither Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

3.10.           Governmental Authorizations.  The Permit Schedule contains a true and complete list and summary description of each material authorization, license or permit issued or granted by or under the authority of any Governmental Body or pursuant to any Law (the “Permits”) that is held by the Company.  The Company has made available to Parent copies of all such Permits. Except as would not have a Material Adverse Effect (a) each such Permit is valid and in full force and effect (b) the Company is, and has been, in compliance with all such Permits (c) the Company has not received any written notice or other written communication from any Governmental Body regarding (i) any actual or alleged violation of or failure to comply with any term or requirement of any such Governmental Body, or (ii) any actual, proposed or potential revocation, suspension, cancellation or termination of, or modification to any such Permit and (d) the Permits listed on the Permit Schedule collectively constitute all of the Permits necessary to permit the Company to lawfully conduct and operate its business in the manner it is currently conducted.

3.11.           Employee Matters.

(a)           The Employee and Contractor Schedule contains a list of all employees of the Company as of the date of this Agreement.  All employees of the Company are “at will” employees.  As of the Closing Date (after giving effect to the resignations set forth in the Separation and Release Agreements), the Company will have no employees and the Company will owe no compensation in any form to any former employees except with respect to COBRA coverage under Section 4980B of the Code (it being understood that the Company will not be obligated to pay, and will not pay, the associated premiums).

(b)           Except as set forth in the Employee and Contractor Schedule, the Company does not have any independent contractor relationships as of the date of this Agreement (other than any independent contractor relationships that are not individually or in the aggregate material to the Company, and all of which other independent contractor relationships (if any) can be terminated by the Company upon notice of not greater than 30 days and at a cost to the Company that would not exceed $10,000 individually or $50,000 in the aggregate).

(c)           The Company is, and has at all times been, in material compliance with all applicable Laws relating to employment, employment practices, wages, and terms and conditions of employment.

3.12.           Company Benefit Plans.

(a)           The Benefit Plan Schedule contains a true, correct and complete list of each Company Benefit Plan.

(b)           With respect to each Company Benefit Plan identified in the Benefit Plan Schedule, and to the extent applicable in each case, the Company has heretofore delivered or made available to Parent true, correct and complete copies of (i) the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), (ii) any related trust, insurance contract or other funding vehicle, (iii) the most recent determination or opinion letter received from the IRS with respect to each current Company Benefit Plan intended to qualify under Section 401 of the Code, and (iv) the most recently filed Form 5500 and financial statements.

(c)           No Company Benefit Plan is, or within the past six years has been, subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and no Company Benefit Plan is, or within the past six years has been, a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(d)           Each Company Benefit Plan has been maintained and administered in all material respects in accordance with its terms and in compliance with all applicable Benefit Laws.  The Company has not incurred, and no fact exists with respect to any Company Benefit Plan that reasonably could be expected to subject the Company to, any liability under Section 502 of ERISA or to an excise tax under the Code.

(e)           Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received or is covered by a favorable determination or opinion letter from the IRS as to the form of the plan, and, to the knowledge of the Company, nothing has occurred subsequent to the date of such favorable determination letter that would be reasonably likely to adversely affect the qualified status of any such plan.

(f)           There is no pending or, to the knowledge of the Company, threatened complaint, claim, charge, suit, proceeding or other action of any kind with respect to any Company Benefit Plan (other than a routine claim for benefits).

(g)           All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to each Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code, if applicable, and all contributions and premium payments for any period ending on or before the Closing Date that are an obligation of the Company and not yet due have either been made to such Company Benefit Plan, or have been accrued on the Financial Statements in accordance with GAAP.

3.13.           Contracts and Commitments.

(a)           Except as set forth on the attached Contracts Schedule, the Company is not party to any written:

(i)           agreement relating to any completed material business acquisition by the Company or any Subsidiary within the last three years;

(ii)           agreement that contemplates or involves the payment or delivery of cash or other consideration by or to the Company after the date of this Agreement in an amount or having a value in excess of $10,000 individually or $50,000 in the aggregate;

(iii)           agreement relating to the acquisition, transfer, sharing or license of any Company Patent;

(iv)          collective bargaining agreement or contract with any labor union;

(v)           written bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

(vi)          employee benefit plan agreement;

(vii)         stock purchase, stock option or similar plan;

(viii)        contract for the employment of, or granting of severance to, any officer, individual employee or other Person;

(ix)           agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any portion of the Company’s assets or any Company Patent;

(x)            guaranty of any obligation for borrowed money;

(xi)           lease or agreement under which it is lessee of, or holds or operates any personal or real property owned by any other party;

(xii)          instrument evidencing ownership of real property;

(xiii)         contract relating to any joint venture, partnership or similar arrangement;

(xiv)         contract that by its terms contains exclusivity or non-competition restrictions that restrict the ability of the Company to compete in any geographical area or business;

(xv)          contract which provides for indemnification by the Company of any director or officer of the Company or any Shareholder, or for any Affiliate of any director or officer of the Company or any Shareholder; or

(xvi)         other contract that is not terminable without penalty upon not more than 90 days notice and that involved aggregate consideration in excess of $10,000 in any year or in excess of $50,000 over the remaining term of such agreement;

(b)           Parent and Merger Sub have been given access to a true and correct copy of all written contracts which are referred to on the Contracts Schedule, together with all material amendments, waivers or other changes thereto.

(c)           As of the date hereof the Company is not in material default under any contract listed on the Contracts Schedule (each, a “Material Contract” and, collectively, the “Material Contracts”).

3.14.        Intellectual Property.

(a)           The attached Intellectual Property Schedule lists (i) all of the patents and patent applications that are owned by the Company (collectively, “Company Patents”).  Except as set forth on the Intellectual Property Schedule, the Company Patents are solely owned by the Company free and clear of all Liens, other than Permitted Liens, and there are no license agreements currently in effect pursuant to which the Company granted to any Third Party any license to practice any Company Patents.  Except as set forth on the Intellectual Property Schedule, neither the Company nor any of its Subsidiaries has within the twelve (12) months prior to the date of this Agreement received any written notices of infringement or misappropriation from any Person with respect to the Company Patents, and, to the Company’s knowledge, the Company is not currently infringing on or misappropriating the intellectual property rights of any other Person.

(b)           The Company has provided Parent with access to correct and complete copies, to the knowledge of the Company, of all U.S. Company Patents and all material correspondence between the Company and the U.S. Patent and Trademark Office and foreign patent offices with respect thereto.  To the knowledge of the Company, the Company has fully disclosed to the U.S. Patent and Trademark Office the identity of all inventors of the inventions described in the Company Patents as required by U.S. law.  To the knowledge of the Company, except as disclosed on the Intellectual Property Schedule, (i) for each issued and unexpired Company Patent, (A) all necessary application, annuity, maintenance and renewal fees have been paid, and (B) all necessary documents and certifications in connection therewith have been filed with the relevant authority for the purpose of maintaining the patent registrations or applications, (ii) as of the date hereof, no issued, unexpired Company Patent is undergoing cancellation, re-examination, termination or withdrawal proceedings, or any other actions or proceedings relating to the validity, enforceability, inventorship or ownership of such Company Patent, and (iii) to the knowledge of the Company, as of the date hereof, no Company Patent is subject to any outstanding injunction, judgment, order, decree or ruling of any court of competent jurisdiction that limits its scope, validity, or enforceability.  To the knowledge of the Company as of the date hereof, the Company Patents, to the extent issued and unexpired as of the date hereof, are and at the Closing will be in full force and effect.

(c)           Except as set forth on the Intellectual Property Schedule, the Company Patents and the inventions described in the Company Patents are (i) not the product or subject of any joint development activity or agreement with any Third Party; (ii) not the subject of any consortia agreement or cross-license; and (iii) have not been financed in whole or in part by any Third Party.

(d)           Except as set forth in the contracts identified on the Contracts Schedule, the Company has not assigned, licensed, granted covenants not to sue, transferred or otherwise conveyed to any other Person any of its rights, title, claims, interest or privileges with respect to the Company Patents.

(e)           Except as set forth on the Intellectual Property Schedule, to the Company’s knowledge, (i) the Company has not engaged in any conduct or omitted to perform any necessary act, the result of which invalidate any of the Company Patents and (ii) the Company Patents are valid and enforceable.

(f)           Except as set forth on the Intellectual Property Schedule, the Company has not delivered any written notice of infringement or misappropriation to any Person with respect to the Company Patents.

(g)           The Buying Parties have been provided access (whether by physical or electronic delivery, posting to the on-line data room or general availability of public records with respect to Company Patents) to information that is material with respect to the Company Patents; and to the Company’s knowledge, after reasonable inquiry with patent counsel, it has not omitted to provide any information or documents that would materially affect a reasonable party’s understanding of the Company Patents in light of the information that has been provided (taken as a whole).  The information regarding the Company Patents to which the Buying Parties have had access (whether by physical or electronic delivery, posting to the on-line data room or general availability of public records with respect to Company Patents), taken as a whole does not:  (i) contain any material misstatement or (ii) omit to state any material facts necessary to make the information provided (taken as a whole), in light of the circumstances under which such information was provided, not misleading.

3.15.           Litigation.  Except as set forth on the attached Litigation Schedule, as of the date hereof, there are no suits or proceedings pending against the Company, at law or in equity, before any Governmental Body.

3.16.           Compliance with Laws.  The Company is in compliance with all applicable Laws, except where the failure to comply would not have a Material Adverse Effect.

3.17.           Insurance.  The Insurance Schedule contains a true and complete list of (a) all policies of property, fire and casualty, general liability, auto, professional liability, employment practices liability, business interruption, directors and officers liability, fiduciary liability, employers liability, employee benefits liability, crime, products liability, workers’ compensation, and other insurance policies maintained by the Company as of the date hereof (collectively, “Insurance Policies”) and (b) all claims under such Insurance Policies exceeding, on an individual basis, $10,000, since January 1, 2009.  Except as set forth on the Insurance Schedule, all such Insurance Policies are in full force and effect, no notice of default termination has been received by the Company in respect thereof, and all premiums due thereon have been paid in full, or if not yet due and payable, reserved by the Company on the Latest Balance Sheet in accordance with GAAP.  True and complete copies of such Insurance Policies have been made available to Parent.  The Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party, except for such lack of compliance that would not constitute a material default or permit termination, modification or acceleration.  Except as set forth on the Insurance Schedule, no insurer under any Insurance Policy has notified the Company in writing that it has or intends to cancel or disclaim liability under any such policy or, to the Company’s knowledge, indicated any intent in writing not to renew any such policy.

3.18.           Brokerage.  There are no brokerage commissions, finders' fees or similar compensation payable in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf the Shareholders or the Company other than fees (if any) that will be paid as contemplated by Section 1.06 or for which Parent and (after the Closing) the Surviving Corporation will have no responsibility to pay.

3.19.           Company Documents.   All of the documents or other items included in the electronic dataroom or otherwise delivered to any Buying Party or their respective representatives (including, without limitation, Parent’s accountants and any of Parent’s legal counsel) are true and correct in all material respects.  As of the Closing Date the Surviving Corporation will continue to possess or control all of its books, records and documents.

3.20.           No Other Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OF THIS AGREEMENT, NONE OF REPRESENTATIVE, THE COMPANY, ANY SHAREHOLDER OR AFFILIATE OF THE COMPANY, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HERBY ARE HEREBY DISCLAIMED. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OF THIS AGREEMENT, PARENT WILL ACQUIRE THE COMPANY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS / WHERE IS” BASIS.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of the Buying Parties represents and warrants, on a joint and several basis, to the Company and each Shareholder as follows:

4.01.           Organization and Power.    Parent is a limited liability company and wholly-owned Subsidiary of Acacia Research Corporation (“ARC”), duly organized, validly existing and in good standing under the laws of the state of its organization, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

4.02.           Authorization; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement by each of the Buying Parties and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of each of the Buying Parties, respectively, and no other proceedings on the part of ARC, Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement.  Assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of each of the Buying Parties enforceable in accordance with its terms.

4.03.           No Member Vote Required.  No vote or other action of the members of Parent is required pursuant to any applicable Law, the governing documents of Parent or otherwise in order for the Parent to consummate the transactions contemplated by this Agreement.

4.04.           No Breach.

(a)           The execution, delivery and performance of this Agreement by the each of the Buying Parties and the consummation of the transactions contemplated hereby (i) do not conflict with or result in any material breach of or (ii) require any material authorization, consent, approval, exemption or other material action by or notice to any court, other Governmental Body or other third party, under, (A) the provisions of any of  their articles or certificate of incorporation, bylaws or applicable governing documents, (B) any material agreement or instrument, or (C) any Law, license, franchise, permit, order, writ, injunction or decree to which the to which the any Buying Party is subject, in each case other than (x) any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act or applicable antitrust or competition laws of other jurisdictions and (y) the filing of the Certificate of Merger.

(b)           The execution, delivery and performance of the [***]† Patent Purchase Agreement and the consummation of the transactions contemplated by that agreement and all other [***]† Matters by the Buying Parties, [***]†, the Company or any of their respective Affiliates (i) do not conflict with or result in any material breach of or (ii) require any material authorization, consent, approval, exemption or other material action by or notice to any court, other Governmental Body or other third party, under, (A) the articles or certificate of incorporation, bylaws or applicable governing documents of any of such parties or Affiliates, (B) any material agreement or instrument, or (C) any Law, license, franchise, permit, order, writ, injunction or decree to which the to which the any of such parties or any of their respective Affiliates is subject.

4.05.           Merger Sub.  Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.06.           Litigation.  As of the date hereof, there are no suits or proceedings pending against any of the Buying Parties or any of their Subsidiaries, at law or in equity, before any Governmental Body, which, if determined adversely to any of the Buying Parties or any of their Subsidiaries, would adversely affect the performance of any of the Buying Parties under this Agreement or the consummation of the transactions contemplated hereby.

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.07.           Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Buying Party.

4.08.           Financial Ability, Etc.  Parent and Merger Sub have the financial capability and cash on hand sufficient to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, and will have all such capability as of the Closing Date.  The financial statements attached hereto as Exhibit C consist of: (i) the Parent’s unaudited balance sheet as of November 18, 2011 (the “Latest ARG Balance Sheet”) and (ii) a bank document setting forth the bank account balance held in the Parent’s account at Comerica Bank as of November 18, 2011 (the “ARG Bank Statement”).  The Latest ARG Balance Sheet was derived from the books and records of Parent and presents fairly in all material respects the financial condition of Parent as of the date hereof in accordance with GAAP (subject to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments).  Parent has no material liability of a type required to be set forth on a balance sheet of Parent in accordance with GAAP, except for such liabilities as would not reasonably be expected to have an adverse effect upon the ability of the Buying Parties to fund and pay when due (without duplication) Aggregate Merger Consideration and Other Closing Payment Amounts, the Transaction Expenses, the Ware Firm Payoff Amount, the Post-Closing Indemnity Escrow Amount, the Transaction Expenses and Merger Consideration Escrow Amount, the Representative Expense Amount and the Aggregate Merger Consideration, and other amounts to be paid by the Buying Parties as contemplated by this Agreement.  As indicated in the ARG Bank Statement, Parent has at least $160 million in cash; and such cash balances are and at all times prior to Closing will continue to be, owned by Parent free and clear of any Liens (except to the extent such cash is paid into the Escrow Accounts pursuant to Section 1.06(a)).

4.09.           Solvency.  Upon consummation of the transaction contemplated hereby, Parent and the Surviving Corporation and their Subsidiaries will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

4.10.           Investigation.  Each of the Buying Parties acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby.  Each of the Buying Parties is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.  Each of the Buying Parties has been afforded full access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company. None of the Buying Parties has any actual knowledge that the representations and warranties of the Company in this Agreement are not true and correct in all material respects, and none of the Buying Parties has any actual knowledge of any material errors in, or material omissions from, the attached disclosures schedules.

ARTICLE 5

PRE-CLOSING COVENANTS

5.01.           Conduct of the Business.

(a)           Except as set forth on the attached Conduct of Business Schedule, during the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof, except as otherwise provided for by this Agreement or consented to in writing by Parent, the Company shall conduct its operations in the ordinary course of business consistent with past practice in all material respects and use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees through the Closing, preserve through the Closing any material relationships with Persons having material business dealings with the Company preserve in full force and effect all Company Patents that are issued and unexpired as of the date hereof.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement and except as set forth on the Conduct of Business Schedule, during the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01, the Company will (i) not intentionally take any action which, if taken after the date of the Latest Balance Sheet, would have been required to be disclosed on the Developments Schedule pursuant to Section 3.07, (ii) use reasonably diligent efforts to continue to prosecute the Patents and (iii) use commercially reasonable efforts to notify Parent in writing separate from any other disclosures made hereunder of any relevant due dates related to prosecution, filing or maintenance of the Patents that will occur within thirty (30) days after the Closing.

(b)           During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof, except as otherwise provided for by this Agreement or consented to in writing by the Company, Parent shall (i) conduct its operations in the ordinary course of business consistent with past practice in all material respects; and (ii) at all times maintain in a separate bank account of Parent for payment of obligations under this Agreement not less than $160 million in cash.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement during the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01, Parent will not (i) transfer or grant or suffer to exist any Lien on such cash or such bank account; (ii) use or commit to use such cash for any other matter unrelated to the payment of the Aggregate Merger Consideration and Other Closing Payment Amounts, including (without duplication) the Transaction Expenses, the Ware Firm Payoff Amount, the Escrow Amount, the Representative Expense Amount and the Aggregate Merger Consideration, and other amounts to be paid by Buying Parties as contemplated by this Agreement.

5.02.           Access to Books and Records.  During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof, the Company will provide Parent and its authorized representatives (“Parent’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company and its Subsidiaries (other than books and records relating to the negotiation of this Agreement and the process leading to the execution of this Agreement) to the extent relating to the transition of the Company’s business to Parent; provided that such access does not unreasonably interfere with the normal operations of the Company; provided further that all requests for such access will be directed to Michael Pisterzi or Timothy Montgomery at the Company or such other Person as the Company may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to disclose any information to Parent if such disclosure would be reasonably likely to (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. None of the Company, Representative nor any of their respective Affiliates or Shareholders make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.02, and neither Parent nor Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article 3. The information provided pursuant to this Section 5.02 will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement, dated November 1, 2011, between Parent and the Company (the “Confidentiality Agreement”).

5.03.           Regulatory Filings.

(a)           The Buying Parties and the Company, as applicable, will, promptly after the date hereof make or cause to be made the filings and submissions required under the HSR Act for the consummation of the transactions contemplated herein within 10 Business Days after the date hereof.  The Buying Parties and the Company will coordinate and cooperate with each other in exchanging such information and providing such assistance as Parent or the Company, as the case may be, may reasonably request in connection with the foregoing (and the parties will include in any and all such filings and submissions any description of any [***]† Matter that is determined by the Buying Parties and the Company to be required by Law, such determination to be made to the reasonable satisfaction of the Company).  Subject to applicable Laws relating to the exchange of information, the parties will have the right to review in advance, and to the extent practicable will consult with each other on, all the information that appears in any such filings. The parties will request confidential treatment of all filings under the HSR Act and each party will request early termination of the HSR Act waiting period.

(b)           Parent, Merger Sub and the Company will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Body. Each of the Buying Parties and the Company agree to use best efforts to take any and all steps necessary to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and, subject to the provisions of Section 5.03(d),  to avoid or eliminate each and every impediment under any law that may be asserted by any Governmental Body or any other Person so as to enable the parties to expeditiously close the transactions contemplated hereby.

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)           Parent and the Company will keep each other apprised of the status of all filings and submissions referred to in this Section 5.03, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company in connection therewith.  Neither Parent nor Merger Sub will permit any of its officers, employees or other representatives or agents to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with the Company in advance and, to the extent permitted by such Governmental Authority, gives the Company the opportunity to attend and participate thereat.

(d)           Notwithstanding anything to the contrary in this Section 5.03 or otherwise, in no event shall Parent, the Company nor any of their respective Affiliates be required pursuant to this Section 5.03 or otherwise (i) to pay any material amounts (other than as set forth in Section 5.03(f) and costs and expenses in connection with satisfying the covenants to close set forth herein), (ii) to hold separate (including by trust or otherwise) or divest any businesses, product lines or assets that are or have a reasonable likelihood of becoming, individually or in the aggregate, material to Parent or the Surviving Corporation or to the value of the transactions contemplated by this Agreement to Parent and its Affiliates, (iii) to agree to any material structural or non-structural limitation on Parent’s, the Company’s or their respective Affiliates’ businesses, assets or operations, or (iv) to waive any of the conditions set forth in Article 2 of this Agreement.  Without limiting the generality of the foregoing (and notwithstanding anything to the contrary in this Section 5.03 or otherwise): (A) the Company shall not take any of the actions contemplated by clauses (ii) or (iii) above without Parent’s prior written consent which may be withheld in Parent’s sole discretion; and (B) if and to the extent that any request for Parent or any of its Affiliates or the Company to hold separate arrangements or divestitures of the type described in clause (ii) above relates to or results from the introduction of [***]† into the transactions contemplated hereby through the [***]† Matters, the Buying Parties will not make the request contemplated by Section 5.09(a) and will take such steps as may be required to exclude [***]† from the transactions contemplated hereby.  Each of Parent and the Company will promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained.

(e)           Notwithstanding anything to the contrary in this Section 5.03 or otherwise but subject to Section 5.03(d), Parent and the Company will communicate and use reasonable efforts to coordinate regarding whether and how to respond to any demands for sale, divestiture or disposition of assets or business of Parent or the Company or their respective Affiliates or other relief asserted by the relevant Governmental Body in connection with antitrust or competition matters and how to defend through litigation any proceeding commenced by any Governmental Body in connection with the transaction contemplated hereby.

(f)           Parent will pay all fees required to be paid in connection with the filings required under the HSR Act in order to consummate the transactions contemplated hereby.  All out-of-pocket expenses incurred by Parent or the Company in connection with their respective obligations pursuant to this Section 5.03 shall be borne by the party incurring such expenses.

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.04.           Shareholder Approval.  The Company will, as promptly as practicable in accordance with applicable Law and its certificate of incorporation and bylaws, submit this Agreement, the Merger and related matters for the consideration and approval by Shareholders.  Such approval by written consent or stockholder vote will be solicited in compliance with applicable Laws and the Company shall timely comply with the notice delivery and other requirements under the DGCL.  If approval is obtained by written consent, the Company shall give, in a timely manner (and shall Parent true and correct copies of) all notices, if any, required to be given under the DGCL.  The information distributed to the Shareholders shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading.

5.05.           Conditions.  The Company will use commercially reasonable efforts to cause the conditions set forth in Section 2.01 and Section 2.02 hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of such conditions (other than those set forth in Section 2.02(c) to be satisfied at the Closing). Each of Parent and Merger Sub will use commercially reasonable efforts to cause the conditions set forth in Section 2.01 and Section 2.03 hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of such conditions (other than those set forth in Section 2.03(c) to be satisfied at the Closing).

5.06.           Exclusive Dealing.  During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof or otherwise, the Company will not, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than Parent and its Affiliates involving any recapitalization, restructuring, financing, merger, consolidation, sale, non-ordinary course of business license or encumbrance or other business combination transaction or extraordinary corporate transaction of the Company that would or could reasonably be expected to impede, interfere with, prevent or delay the Merger (any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an “Alternative Acquisition”), (b) provide information with respect to the Company to any Person, other than Parent and its Affiliates, relating to a possible Alternative Acquisition by any Person, other than Parent and its Affiliates, (c) enter into an agreement with any Person, other than Parent and its Affiliates, providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent and its Affiliates.  Neither the Company’s board of directors nor any committee thereof shall withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Parent, the Company Board Recommendation or resolve to do so; provided, however, that nothing in this Section 5.06 is intended or shall be construed to limit the ability of the Company or any of its Affiliates to take any action with respect to interim financing for the Company for the period from the date hereof to the Closing provided that such actions do not result in a change of control, a license or encumbrance that would survive the Closing or prevent or materially delay the Merger on the terms contemplated hereby.

5.07.           Tax Matters.  Without the prior written consent of Parent, the Company shall not make or change any tax election (other than in the ordinary course of business), change an annual accounting period, adopt or change any accounting method (other than in the ordinary course of business), file any amended Tax Return, enter into any closing agreement related to Taxes, settle any Tax claim or assessment relating to Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or any of its Subsidiaries, if such election, adoption, change, amendment, agreement, settlement, surrender or consent would have the effect of materially increasing the Tax liability of Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of Company or any of its Subsidiaries existing on the Closing Date.

5.08.           Termination of Certain Company Benefit Plans.  (a) Effective as of and contingent upon the Closing Date, the Company shall terminate the Stock Option Plan and shall cancel and terminate all rights under the Stock Option Plan and any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company and (b) the Company shall reasonably cooperate with Parent to terminate any and all Company Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) such termination to occur no earlier than the Closing.  No later than three (3) Business Days prior to the Closing Date, the Company shall provide Parent with copies of the resolutions of the Company’s Board of Directors relating to the termination of the 401(k) Plan.

5.09.           [***]† Patent Purchase Agreement.     Subject to Section 5.03(d):

(a)           At any time after the latest to occur of (w) satisfaction of the condition to Closing set forth in Section 2.01(a), (x) satisfaction or irrevocable waiver by the Buying Parties of all other conditions to Closing under this Agreement (other than the condition specified in Section 2.01(b)), (y) the Buying Parties’ written confirmation to the Company of the Buying Parties’ intent and ability to close the transactions contemplated hereby immediately and (z) Company’s reasonable satisfaction that the conditions to its obligations to Close will be satisfied and the Closing will occur on that day, Parent may request that the Company execute and deliver (and upon such request, subject to such conditions, the Company shall so execute and deliver) to Parent a power-of-attorney in form reasonably satisfactory to the Company appointing a Person identified by Parent and reasonably acceptable to the Company  (the “[***]† Patent Purchase Agreement Authorized Agent”), as agent of the Company with authority to execute and deliver, on the morning of the Closing Date at the Closing (but effective immediately prior to the Closing) the Company’s counterpart signature pages to a patent purchase agreement in substantially the form attached hereto as Exhibit D and otherwise in form reasonably satisfactory to the Company (the “[***]† Patent Purchase Agreement”) and an assignment of patents substantially in the form attached hereto as Exhibit E and otherwise in form reasonably satisfactory to the Company (the “[***]† Patent Instrument of Assignment”).

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)           In the event that the Company so executes and delivers the [***]† Patent Purchase Agreement and the [***]† Patent Instrument of Assignment, for all purposes of this Agreement the Company Patents (as defined herein) shall not include any of the Sold Patents (as such term is defined in the [***]† Patent Purchase Agreement) purchased or to be purchased by [***]† pursuant to the [***]† or any of its Affiliates (“[***]†”) pursuant to the [***]† Patent Purchase Agreement (the “[***]† Acquired Patents”), and none of the representations, warranties or covenants of the Company or indemnification rights of Parent hereunder shall apply with respect to any of the [***]† Acquired Patents, except for the covenants contained in this Section 5.09, and any breach of any other representation, warranty or covenant resulting from the execution, delivery or performance of the [***]† Patent Purchase Agreement or any other [***]† Matter shall be deemed waived by the Buying Parties without any right to indemnification hereunder with respect thereto.

(c)           In preparation for a closing of the sale of [***]† Acquired Patents pursuant to the [***]† Patent Purchase Agreement as contemplated by this Section 5.09, Parent may request that the Company, [***]† and Parent enter into a third party escrow agreement with an escrow agent and in a form satisfactory to the Company (the “[***]† IP Escrow Agreement”) not more than five Business Days prior to the projected Closing Date (and upon such request, on the terms and subject to the conditions set forth herein, the Company shall enter into such arrangements), pursuant to which arrangements:  (i) [***]† would [***]†, (ii) [***]† would deposit its signature page to the Patent Purchase Agreement into the escrow, (iii) the Company would authorize the [***]† Patent Purchase Agreement Authorized Agent to, and the [***]† Patent Purchase Agreement Authorized Agent shall be instructed to, execute and deposit its original signature pages to the Patent Purchase Agreement and [***]† Patent Instrument of Assignment into the escrow, (iv) the Company will deposit the following into escrow:  (A) the original U.S. letters patents being purchased by [***]†; (B) the patent prosecution files relating to the prosecution history of U.S. patents and patent applications being purchased by [***]† held by the Company’s U.S. patent counsel (Fulbright & Jaworski); (C) an updated and current docket report including a list of the foreign patent agents handling the prosecution non-U.S. patents and patent applications being purchased by [***]†; (D) copies of patent assignments in the Company’s possession relating the patents and patent applications being purchased by [***]†; and (E) any documents and materials in the Company’s possession evidencing dates of the inventions claimed by the patents and patent applications being purchased by [***]†, (v) on the morning of the Closing Date, those materials would be released to the respective parties once [***]† and the Representative confirmed that the parties were ready to close or, in the absence of such confirmation would be returned to the depositing parties in a manner that restores the Company to the status quo ante (before giving effect to any of the [***]† IP Escrow Agreement steps), (vi) no title or other interest in or to the [***]† Acquired Assets or any other assets, rights or interests of the Company will be transferred until the closing (on the Closing Date under this Agreement) of the transactions under the [***]† Patent Purchase Agreement, (vii) if for any reason this Agreement is terminated prior to the Closing, the consummation of the Merger and the payment in full of the Aggregate Merger Consideration and Other Closing Payment Amounts (including, without duplication, the Transaction Expenses, the Ware Firm Payoff Amount, the Post-Closing Indemnity Escrow Amount, the Representative Expense Amount, the Aggregate Merger Consideration) and other amounts to be paid by the Buying Parties as contemplated by this Agreement, all documents and other material or assets deposited by the Company into the [***]† IP Escrow Account will be returned, free and clear of Liens to the Company and (viii) Parent will pay, satisfy and be solely responsible for any and all costs, expenses and liabilities arising under or related to the [***]† IP Escrow Agreement (including any fees or other obligations to the escrow agent thereunder).  The Company will not be obligated to enter into any of the arrangements contemplated by this Section 5.09(c) unless and until all of the matters described in clauses (w), (x) and (y) of Section 5.09(a) have occurred and Company is reasonably satisfied that the conditions to its obligations to close will be satisfied on or prior to the projected Closing Date.  At the time the Company enters into the arrangements contemplated by this Section 5.09(c), the Company shall provide written notice to [***]†, which written notice may be provided by delivering the same to Parent with permission to share it with [***]†, that (subject to payment of the Transaction Expenses, the Ware Firm Payoff Amount, the Escrow Amount, the Representative Expense Amount and the Aggregate Merger Consideration, and other amounts to be paid by the Buying Parties as contemplated by this Agreement) on the terms specified herein the other conditions to the Company’s obligations to Close have been satisfied or waived and notifying [***]† of the proposed Closing Date and the Company’s intent to close on that date.

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)           Notwithstanding any contrary provision of this Agreement, the Company shall not be obligated to take any actions contemplated by this Section 5.09 or by the [***]†

(e)           Patent Purchase Agreement and the [***]† Patent Instrument of Assignment until the Buying Parties have made the payments contemplated by Section 1.06(a)(ii) and Section 1.06(a)(iii) and the Company has received confirmation reasonably satisfactory to the Company from the Escrow Agent that such deposits have been made and that such funds are being held pursuant to the Escrow Agreements, whereupon the Buying Parties will be deemed to have irrevocably waived all conditions to their obligation to close under this Agreement other than the condition specified in Section 2.01(b).  Promptly upon satisfaction of the condition to closing described in Section 2.03(d) (confirmation of payment of all amounts into escrow pursuant to the Transaction Expenses and Merger Consideration Escrow Agreement), the Company will provide written notice thereof to Parent (which in turn may provide a copy of that notice to [***]†).

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 6

POST-CLOSING COVENANTS

6.01.           Access to Books and Records.  From and after the Closing, Parent will cause the Surviving Corporation to provide Shareholders and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of the Surviving Corporation and its Subsidiaries with respect to periods or occurrences prior to the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby.  Parent will not, and will not permit the Surviving Corporation to, for a period of six years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Surviving Corporation, or any portions thereof, relating to periods prior to the Closing Date.

6.02.           Director and Officer Liability and Indemnification.

(a)           Parent and Merger Sub agree that all rights to indemnification, advancement or exculpation existing on the date hereof in favor of any officers and directors of the Company (each, an “Indemnified Person”), as provided in the Company’s certificate of incorporation, bylaws or equivalent governing documents or otherwise as in effect as of the date hereof, shall survive the Merger, it being the intent of the parties that each Indemnified Person of the Company will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the law.  For a period of six years after the Closing, Parent shall cause the governing documents of the Surviving Corporation or any successor to the Surviving Corporation, to contain provisions that are no less favorable with respect to indemnification, advancement of costs and exculpation of Indemnified Persons as are set forth in the applicable governing documents of the Company on the date of this Agreement, except to the extent that an alteration or modification of such documents is required by applicable Law that cannot be waived.

(b)           At the Closing, Parent will, or will cause the Surviving Corporation to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the Indemnified Persons as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date, such policies to take effect from and after the Effective Time.  Parent will not, and will cause the Surviving Corporation to not, cancel or change such insurance policies in any respect.

(c)           In the event that all or substantially all of the assets of the Surviving Corporation are sold, whether in one transaction or a series of transactions, then Parent and the Surviving Corporation will, in each such case, ensure that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.02.  The provisions of this Section 6.02(c) will apply to all of the successors and assigns of the Surviving Corporation.

6.03.        Further Assurances.  From time to time, as and when requested by any party and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will use commercially reasonable efforts to take, or cause to be taken, all such further or other actions as may be reasonably necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE 7

TERMINATION

7.01.       Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a)           by the mutual written consent of Parent and the Company;

(b)           by Parent, if there has been a violation or breach by the Company of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Parent and Merger Sub and such violation or breach has not been waived by Parent or, in the case of a covenant breach, cured by the Company within 30 days after written notice thereof from Parent;

(c)           by the Company, if there has been a violation or breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company and such violation or breach has not been waived by the Company or, in the case of a covenant breach, cured by Parent or Merger Sub within 30 days after written notice thereof by the Company;

(d)           by Parent, if the Company does not deliver the Shareholder Approval within three Business Days after the date hereof; provided, that Parent may not terminate pursuant to this Section 7.01(d) after five Business Days following the execution of this Agreement;

(e)           by either Parent or the Company, if any court order or injunction entered by any Governmental Body of competent jurisdiction would make illegal or otherwise restrain or prohibit the consummation of the Merger shall have been issued and shall have become final and non-appealable; or

(f)           by either Parent or the Company if the Merger contemplated hereby has not been consummated by 5:00 p.m., New York City time March 15, 2012; provided that neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 7.01(f) if such Person’s knowing or willful breach of this Agreement has prevented the consummation of the Merger contemplated hereby.

7.02.           Effect of Termination.  In the event of the termination of this Agreement by either Parent or the Company as provided above, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 7.02 and Article 12 hereof which will survive the termination of this Agreement in accordance with their terms); provided, that (i) the last sentence of Section 5.02 above, and the Confidentiality Agreement referred to therein, will survive the termination of this Agreement for a period of five years following the date of such termination; and (ii) there will be no liability on the part of any of Parent, Merger Sub, the Company or the Shareholders to one another (or to or from their respective Affiliates, officers, directors, employees or agents) under or in connection with this Agreement; provided, however, that nothing herein is intended or shall be construed to limit the liability of any party to this Agreement for any breach of the agreements and covenants contained in this Agreement (including the failure of a party to consummate the transactions contemplated by this Agreement following the satisfaction of all the conditions to such party's obligations under Article 2) prior to the time of such termination.

ARTICLE 8

ADDITIONAL COVENANTS AND AGREEMENTS

8.01.           Survival.  The representations and warranties contained in Articles 3, and  4, and the covenants and agreements contained in this Agreement will survive the Closing and will terminate on the date that is 18 months after the Closing Date, provided, however, that the covenants and agreements contained in Article 5 will terminate on the Closing Date (and the right to assert any claim with respect thereto will expire on the date that is 18 months after the Closing Date) unless a specific covenant contained in Article 5 requires performance after the Closing Date, in which case such covenant will survive for the period set forth therein and (b) the covenants and agreements set forth in Articles 6, 8, 9, 10, 11 and 12 will survive in accordance with the terms thereof.

8.02.           Indemnification of Parent.

(a)           From and after the Closing (but subject to the terms and conditions of this Article 8), the Parent Indemnitees (as defined below) will be indemnified from the Post-Closing Indemnity Escrow Funds (to the extent of available funds) in respect of any actual and reasonable out-of-pocket loss (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by Parent or any of its Affiliates (the “Parent Indemnitees”) to the extent such Loss directly results from (i) a breach of any representation or warranty of the Company contained in Article 3 of this Agreement, (ii) any breach of any covenant of the Company contained in this Agreement requiring performance by the Company prior to the Effective Time, (iii) any inaccuracy in the Closing Merger Consideration Spreadsheet, (iv) any payments made by Parent in respect of Dissenting Shares, to the extent Parent is required to pay any amounts in excess of the Aggregate Merger Consideration, or (v) any Employment Taxes that Parent or the Surviving Corporation is obligated to pay (other than out of the Aggregate Merger Consideration or for which they are otherwise reimbursed) with respect to compensatory amounts as described in Section 1.06(d) or (vi) any Tax indemnification obligation pursuant to Section 10.02(a) (but without duplicating any indemnification obligation pursuant to Section 10.02(a)).

(b)           Notwithstanding anything to the contrary set forth in this Agreement, no Parent Indemnitee will be entitled to any indemnification under Sections 8.02(a)(i) or 8.02(a)(ii) unless the aggregate amount of all Losses arising from or relating to any such breach of any representation, warranty or covenant of the Company contained in this Agreement would exceed on a cumulative basis an amount equal to $500,000 (the “Basket Threshold”), and then Losses will be subject to indemnification hereunder, on the terms and subject to the conditions hereof, without respect to (and without deduction of) the Basket Threshold.

(c)           Notwithstanding anything to the contrary set forth in this Agreement or otherwise, from and after the Closing (but subject to the terms and conditions of this Article 8), any indemnification of the Parent Indemnitees hereunder will be effected by a payment made from the Post-Closing Indemnity Escrow Funds from time to time remaining in the Post-Closing Indemnity Escrow Account, in accordance with the terms of the Post-Closing Indemnity Escrow Agreement, and any post-Closing claim by any Parent Indemnitees arising under or with respect to this Agreement or the transactions contemplated hereby will be asserted solely and exclusively against the Post-Closing Indemnity Escrow Funds.  From and after the Closing, the remedies set forth in Article 8 shall be the sole and exclusive remedy with respect to any and all claims (in law or equity and whether based on contract, tort or any other theory of law) relating, directly or indirectly, to the subject matter of this Agreement. Without limiting the generality of the foregoing and subject to Section 8.02(f), each of Parent and Merger Sub hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of their respective officers, directors, employees (present or former) or Affiliates may have against any of the Company’s officers, directors, employees (present or former) or Affiliates with respect to the subject matter of this Agreement, whether arising under or based upon any law or in equity and whether based on contract, tort or any other theory of law.

(d)           The parties hereto acknowledge and agree that Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby.  Accordingly, the parties hereto acknowledge and agree that Representative shall have no liability to, and shall not be liable for any Losses of, any party hereto or to any Parent Indemnitee in connection with any obligations of the Representative under this Agreement or the Escrow Agreements or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses shall be proven to be the direct result of deliberate fraud by the Representative in connection with the performance of its obligations hereunder or under the Escrow Agreements.

(e)           No claim shall be brought or maintained by any party or any of their respective Subsidiaries or Affiliates or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of the Company, Representative or any Shareholder, member, officer, director, employee (present or former) or any Affiliate of any of the above, as applicable (each of whom is deemed a third-party beneficiary of this Section 8.02(e)), which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(f)           Notwithstanding any other provision of this Agreement, nothing herein is intended or shall be construed to limit in a manner that would violate applicable Law, or that would constitute an impermissible limitation under applicable Law of, the liability of any party for any fraud committed in connection with this Agreement.

(g)           All payments under this Section 8.02 will be treated by the parties as an adjustment to the proceeds received by Shareholders pursuant to Article 1.

8.03.           Indemnification of Shareholders.   Parent will indemnify the Company and each Shareholder, their members, its and their Affiliates, and its and their officers, directors, employees and agents, as applicable (the “Shareholder Indemnitees”) against and hold them harmless from any Losses suffered or incurred by any such Shareholder Indemnitee to the extent such Loss directly results from (a) a breach of any representation or warranty of Parent or Merger Sub set forth in Article 4 this Agreement, (b) any breach of any covenant of Parent or Merger Sub contained in this Agreement requiring performance by Parent or Merger Sub prior to the Closing or by Parent or the Surviving Corporation at or after the Closing, (c) actions taken by Parent, the Surviving Corporation or any of their respective Subsidiaries on or after the Closing Date or relating to the post-Closing operations of the Surviving Corporation and its Subsidiaries, (d) any [***]† Matter and (e) any indemnification obligations to the Escrow Agent under the Transaction Expenses and Merger Consideration Escrow Agreement or and other fees, expenses or costs arising from such agreement  (it being understood and agreed that Losses for these purposes will include any and all diminution of value of the Company or the Company Patents suffered or incurred that relates to or results from any [***]† Matters or from the breach of any representation and warranty contained in Section 4.04(b) or Section 4.08).  All payments under this Section 8.03 after the Closing will be treated by the parties for tax purposes as an adjustment to the proceeds received by the Shareholders pursuant to Article 1.

8.04.           Expiration of Claims.  Other than claims pursuant to Section 8.03(c), the ability of any Person to receive indemnification under Sections 8.02 or 8.03 will terminate on the applicable survival termination date (as set forth in Section 8.01), unless such Person or a Parent Indemnitee, as applicable, has made a proper claim for indemnification pursuant to Sections 8.02 or 8.03, subject to the terms and conditions of this Article 8, prior to such termination date, as applicable, for a Loss prior to such applicable termination date.  If a Parent Indemnitee has made a proper claim for indemnification pursuant to Sections 8.02 or 8.03 prior to such termination date, then such claim, if then unresolved, will not be extinguished by the passage of the deadlines set forth in Section 8.01.  Parent and each Parent Indemnitee will have no right to assert any claim pursuant to this Article 8 with respect to any Loss, cause of action or other claim to the extent it is a Loss, cause of action or claim with respect to which Parent or any of its Affiliates has taken action (or caused action to be taken) for the purposes of accelerating the time period in which such matter is asserted or payable. Notwithstanding anything in this Agreement to the contrary (other than Section 8.02(f)), all claims by any Parent Indemnitee will immediately terminate and expire at such time as all Post-Closing Indemnity Escrow Funds have been distributed.

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.05.           Inter-Party Claims.  In order for a party to be entitled to seek any indemnification provided for under this Agreement (such party, the “Claiming Party”), such Claiming Party must notify the other party or parties from whom such indemnification is sought (the “Defending Party”) in writing promptly after occurrence of the event giving rise to such Claiming Party’s claim for indemnification, specifying in reasonable detail the basis of such claim; provided that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Defending Party will have been prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure.  The Claiming Party will thereupon give the Defending Party reasonable access during normal business hours to the books, records and assets of the Claiming Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any employee of the Claiming Party related thereto at a mutually convenient time.  If the Defending Party disputes its liability with respect to any such claim, the Defending Party and the Claiming Party will proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute will, subject to the terms of this Agreement, be resolved by litigation in an appropriate court of competent jurisdiction.  The Claiming Party will have the burden of proof in establishing the amount of Losses suffered by it.

8.06.           Third Party Claims.

(a)           In order for a Claiming Party to seek any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the Claiming Party (a “Third Party Claim”), such Claiming Party must notify the Defending Party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Claiming Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent the Defending Party will have been prejudiced as a result of such failure.  Thereafter, the Claiming Party will deliver to the Defending Party, within 5 Business Days after the Claiming Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third Party Claim.

(b)           If a Third Party Claim is made against a Claiming Party, the Defending Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof  with counsel selected by the Defending Party and reasonably satisfactory to the Claiming Party.  Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party will not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof.  If the Defending Party assumes such defense, the Claiming Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party will control such defense.  If the Defending Party chooses to defend any Third Party Claim, then all the parties will cooperate reasonably in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Defending Party’s request) providing to the Defending Party all records and information which are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not Representative will have assumed the defense of a Third Party Claim, neither Parent nor any of its Affiliates will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of Representative, nor shall Representative settle, compromise or discharge any Third Party Claim without obtaining Parent’s prior written consent (which consent shall not be withheld unreasonably) in cases where Parent would be obligated to admit any liability with respect to such Third Party Claim or be subject to any damages other than monetary damages for which it will be entitled to indemnification hereunder.

8.07.           Mitigation.

(a)           Each Person entitled to indemnification hereunder will take commercially reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.  In the event that an indemnifying party makes any payment to any indemnified party for indemnification for which such indemnified party could have collected on a claim against a third party (including under any contract and any insurance claims), such indemnifying party will be entitled to pursue claims and conduct litigation on behalf of such indemnified party and any of its successors, to pursue and collect on any indemnification or other remedy available to such indemnified party thereunder with respect to such claim and generally to be subrogated to the rights of such indemnified party.  Except pursuant to a settlement agreed to by the indemnifying party, the indemnified party will not waive or release any contractual right to recover from a third party any loss subject to indemnification hereby without the prior written consent of such indemnifying party.  The indemnified party will, and will cause its Affiliates (including the Surviving Corporation if the Surviving Corporation is an Affiliate) to, cooperate with the indemnifying party, at such indemnifying party’s expense, with respect to any such effort to pursue and collect with respect thereto.

8.08.           Determination of Loss Amount.

(a)           The amount of any and all Losses under this Article 8 will be determined net of (i) the net present value of any Tax benefits actually realized by any party seeking indemnification hereunder arising from the deductibility (or amortization or depreciation or other tax benefit, etc.) of any such Losses and (ii) any amounts recovered, actually recoverable or for which there is an actual right of recovery by any Claiming Party or any of such Claiming Party’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Claiming Party or such Claiming Party’s Affiliates is a party or has rights (collectively, “Alternative Arrangements”).

(b)           In no event will Parent Indemnitees be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits, diminutions in value or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or other valuation methodology will be used in calculating the amount of any Losses; provided, however, that, notwithstanding the foregoing, Parent Indemnitees shall be entitled to make a claim for amounts in respect of diminutions in value as an element of “Losses” subject to indemnification hereunder in the case of a claim for breach of the representations and warranties contained in Section 3.14 (for which the term “Loss” shall also be deemed to include any diminution of value of the Company Patents that results from any matter that constitutes a breach of the representations and warranties contained in Section 3.14).  In addition, except in cases where Parent Indemnitees are seeking indemnification as a result of a breach by the Company of the representations and warranties contained in Section 3.14, in no event will Parent Indemnitees be entitled to recover for any Losses that are not paid to a third party.  No indemnifying party will be liable hereunder in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies or a change in interpretation of applicable Law as determined by a court or pursuant to an administration rule-making decision.  Attorney, consultant, and other professional fees and disbursements incurred by an indemnifying party in connection with this Article 8 will be reasonable and based only on time actually spent, which will be charged at no more than such professional’s standard hourly rate.  Notwithstanding any other provision of this Agreement to the contrary, if on the Closing Date the Parent Indemnitee has actual knowledge that one or more of the representations, warranties or covenants made by the Company is materially inaccurate as of the date made, the Parent Indemnitee will have no right or remedy after the Closing with respect to such material inaccuracy and will be deemed to have waived its rights to indemnification in respect thereof.  The Representative will have the burden of proof in establishing that the Parent Indemnitee had actual knowledge that one or more of the representations, warranties or covenants made by the Company was materially inaccurate as of the date made.

(c)           Notwithstanding anything herein to the contrary, in no event will the Parent Indemnitees be indemnified for any Losses pursuant to this Article 8 related to or arising from the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carry-forward, tax credit carry-forward or tax basis) of the Company or any of its Subsidiaries or the ability of Parent or the Surviving Corporation to utilize any such Tax asset or attribute for any taxable period commencing after the Effective Time.

(d)           No Parent Indemnitee will be entitled to any indemnification under this Article 8 to the extent such matter (i) was taken into account in determining the final calculation of Aggregate Merger Consideration pursuant to Section 1.06, (ii) was specifically reserved for in the Financial Statements, or (iii) is set forth and specifically identified as a liability on the disclosure schedules to this Agreement.

8.09.           Acknowledgment by Buying Parties.

(a)           Without limiting the representations and warranties made by the Company in this Agreement, and without limiting the Buying Parties’ rights to indemnification hereunder, each Buying Party acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Parent and Merger Sub has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of the Company expressly and specifically set forth in Article 3 of this Agreement.  SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO PARENT AND MERGER SUB IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH BUYING PARTY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED BY THE COMPANY, REPRESENTATIVE AND EACH SHAREHOLDER AND ARE NOT BEING RELIED UPON BY ANY BUYING PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES.

(b)           Each Buying Party understands, acknowledges and agrees that the indemnification provided to Parent Indemnitees pursuant to, and subject to the terms and conditions of, Section 8.02 will be the sole and exclusive remedy of the Parent Indemnitees against any Shareholder or any other Person with respect to (i) the subject matter of this Agreement or the transactions contemplated hereby or (ii) any other matter relating to the Company, the operation of its businesses, its assets or liabilities or any other transaction or state of facts involving the Company and that the Parent Indemnitees will have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, Section 8.02.  The Buying Parties acknowledge and agree that, subject to the provisions of Section 8.02(f), the Parent Indemnitees may not avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived to the maximum extent permitted under applicable law, or (y) asserting or threatening any claim against any Person that is not a party (or a successor to a party) for breaches of the representations, warranties and covenants contained in this Agreement.

ARTICLE 9

REPRESENTATIVE

9.01.           Representative.

(a)           Effective upon and by virtue of the Shareholder Approval, and without any further act of any of the Shareholders, Representative shall be hereby appointed as the representative of the Shareholders and as the attorney-in-fact and agent for and on behalf of each Shareholder for purposes of this Agreement and the Escrow Agreements.  Representative will take such actions under this Agreement and the Escrow Agreements and otherwise on behalf of such Shareholders as Representative may deem necessary or appropriate in its discretion in connection with or to consummate the transactions contemplated hereby or thereby, including (i) executing and delivering this Agreement, the Escrow Agreements and any other ancillary documents and negotiating and executing amendments, modifications, waivers or changes thereto (provided that any waiver or amendment that shall adversely and disproportionately affect the rights or obligations of any Shareholder as compared to other Shareholders shall require the prior written consent of such Shareholder), (ii) taking all actions and making all filings on behalf of such Shareholders with any Governmental Body or other Person necessary to effect the consummation of the transactions contemplated by this Agreement, (iii) agreeing to, negotiating, entering into settlements and compromises of, complying with Orders with respect to, and otherwise administering and handling any claims under this Agreement or the Escrow Agreements on behalf of the Shareholders, (iv) using the Representative Expense Amount to satisfy costs, expenses and/or liabilities of Representative in connection with matters related to this Agreement and/or Escrow Agreements as Representative, and (v) taking all other actions that are either necessary or appropriate in the judgment of Representative for the accomplishment of the foregoing or contemplated by the terms of this Agreement or the Escrow Agreements.  Representative hereby accepts such appointment. Representative shall use commercially reasonable efforts based on contact information available to Representative to keep the Shareholders reasonably informed with respect to actions of Representative pursuant to the authority granted Representative under this Agreement which actions have a material impact on the amounts payable to the Shareholders.  Each Shareholder shall promptly provide written notice to Representative of any change of address of such Shareholder.

(b)           A decision, act, consent or instruction of Representative hereunder shall constitute a decision, act, consent or instruction of all Shareholders and shall be final, binding and conclusive upon each of such Shareholders, and Parent may rely upon any such decision, act, consent or instruction of Representative as being the decision, act, consent or instruction of each and every such Shareholder.  Parent and the Escrow Agent shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Representative.

(c)           Representative will incur no liability with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Representative to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the deliberate fraud of Representative.  In all questions arising under this Agreement or the Escrow Agreements, Representative may rely on the advice of outside counsel, and Representative will not be liable to any Shareholder for anything done, omitted or suffered in good faith by Representative based on such advice.

(d)           If and to the extent that the Representative Expense Amount is not sufficient to pay, or reimburse Representative for, the expenses incurred in connection with the performance of duties hereunder by the Representatives, the Shareholders shall severally (each based on its proportionate share of any consideration paid or payable pursuant to this Agreement) but not jointly indemnify Representative and hold Representative harmless against any such excess costs or expense.  The Shareholders shall severally (each based on its proportionate share of any consideration paid or payable pursuant to this Agreement) but not jointly indemnify Representative and hold Representative harmless against any and all loss, liability or expense incurred, other than as a result of deliberate fraud on the part of Representative, that arises from or relates to the acceptance or administration of Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel or other advisors reasonably retained by Representative.  After release of all Post-Closing Indemnity Escrow Funds and completion of the Representatives duties hereunder, if and to the extent any portion of the Representative Expense Amount is unspent, Representative will take reasonable steps to distribute any such remaining portion as contemplated by Sections 1.06(a) and 1.06(b).

(e)           At any time Shareholders representing at least seventy percent (70%) in interest of the Shareholders may, by written consent, appoint a new representative as Representative.  Notice together with a copy of the written consent appointing such new representative and bearing the signatures of Shareholders of at least seventy percent (70%) in interest of the Shareholders must be delivered to Parent and, if applicable, the Escrow Agent not less than ten (10) days prior to such appointment.  Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and, if applicable, the Escrow Agent.  For the purposes of this Section 10.01, "seventy percent (70%) in interest of the Shareholders" shall mean Shareholders representing in the aggregate at least 70% of the percentage Shareholders' interests in the any consideration paid or payable pursuant to this Agreement.

(f)           In the event that Representative becomes unable or unwilling to continue in his or its capacity as Representative, or if Representative resigns as a Representative, Shareholders representing at least seventy percent (70%) in interest of the Shareholders may, by written consent, appoint a new representative as Representative.  Notice and a copy of the written consent appointing such new representative and bearing the signatures of the Shareholders of at least seventy percent (70%) in interest of the Shareholders must be delivered to Parent and, if applicable, the Escrow Agent.  Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and, if applicable, the Escrow Agent.

(g)           The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Shareholder, and (ii) shall survive the consummation of the Merger.

ARTICLE 10

TAX MATTERS

10.01.           Tax Matters.  Neither Parent nor the Surviving Corporation  shall (nor shall they cause any Affiliate to) make any election under Section 338 of the Internal Revenue Code of 1986, as amended, (or any similar provision under state, local or non-U.S. law) with respect to the transactions contemplated by this Agreement.  For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated hereby, the Parent will cause the Surviving Corporation to carry on its business only in the ordinary course in the same manner as heretofore conducted.  The parties will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, any Tax audit or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes, and the enforcement of the provisions of this Section 10.01.  Such cooperation will include providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information.  Any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on any party as a result of the transactions contemplated by this Agreement, and any penalties or interest with respect to such amounts (collectively, “Transfer Taxes”) shall be remitted by the party legally responsible for remitting such Taxes or charges.  Parent shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes (except to the extent such Tax Returns are required by law to be filed by a Shareholder).

10.02.           Tax Indemnification.

(a)           From the Post-Closing Indemnity Escrow Funds, the Parent shall be indemnified and held harmless from and against, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Company and its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable Period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), other than Taxes arising out of or relating to any [***]† Matter or arising as a result of the payment of Transaction Expenses or of The Ware Firm Payout Amount as contemplated by this Agreement, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than Company and its Subsidiaries) imposed on Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing other than an event or transaction that is or that result from any [***]† Matter or the payment of Transaction Expenses or of The Ware Firm Payout Amount as contemplated by this Agreement.  Notwithstanding the foregoing, any amounts owed to the Parent pursuant to this Section 10.02 shall be reduced by (A) any Tax refunds actually received by the Parent that relate to the Taxes of the Company for the Pre-Closing Tax Period, (B) any Tax benefit actually realized by the Parent or the Company relating to the Pre-Closing Tax Period (or that could have been realized but for any reduction of any Tax benefit as a result of any [***]† Matter or as a result of the satisfaction of Transaction Expenses and The Ware Firm Payout Amount as contemplated by this Agreement) or due to compensation or other deductions arising out of the payment of Transaction Expenses (including but not limited to bonus, severance or other payments under the Separation and Release Agreements) and related Employment Taxes as contemplated by, and other amounts made in accordance with, Section 1.06 and the other provisions of this Agreement, whether or not such deductions relate to the Pre-Closing Tax Period, and (C) a one-time deductible of $50,000.

(b)           Parent will indemnify and hold harmless the Company and all Shareholder Indemnitees from and against, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Company and its Subsidiaries for all Taxable periods ending on or after the Closing Date (“Post-Closing Tax Period”), (ii) all Taxes (or the non-payment thereof) arising out of or relating to any [***]† Matter or arising out of or relating to the payment of Transaction Expenses or of The Ware Firm Payout Amount as contemplated by this Agreement and (iii) any reduction in net operating loss or other change in or affect on any pre-Closing Period tax attribute that results from any [***]† Matter or from the manner of payment Transaction Expenses or of The Ware Firm Payout Amount (through the Transaction Expense and Merger Consideration Escrow Account as contemplated by this Agreement as compared to the treatment that would have applied had all Transaction Expenses and The Ware Firm Payout Amount been paid directly and in full immediately prior to the Closing), but only for this clause (iii), to the extent that the tax items in clause (iii) (because of being reduced) would increase the amount that Parent would be indemnified pursuant to Section 10.02(a) and only upon Parent being owed an indemnity pursuant to Section 10.02(a).

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.03.           Straddle Period.  In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

10.04.           Responsibility for Filing Tax Returns.  Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company and its Subsidiaries which are filed after the Closing Date. In the case of Tax Returns that are filed with respect to a Pre-Closing Tax Period, Parent shall prepare such Tax Returns in a manner consistent with past practice, except as otherwise required by Law, and shall deliver any such Tax Return to Representative for its review and approval at least 30 days prior to the date such Tax Return is required to be filed.  Parent and Representative will cooperate reasonably regarding revision of such Tax Return to reflect reasonable comments provided by Representative prior to the date such Tax Return is required to be filed.  For the avoidance of doubt, no amended Tax Return relating to a Pre-Closing Tax Period may be filed without the express prior written consent of Representative.

10.05.           Tax Sharing Agreements.  All Tax sharing agreements or similar agreements to which Company is a Party shall be terminated as of the Closing Date and, after the Closing Date, Company shall not be bound thereby or have any liability thereunder.

ARTICLE 11

DEFINITIONS

11.01.           Definitions.  For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:

“401(k) Plan” has the meaning set forth in Section 5.08.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Merger Consideration” means an amount equal to:

(A)	One Hundred Sixty Million dollars (US$160,000,000),

(B)	plus the total amount of Cash on Hand (other than cash received by the Company from [***]† as purchase price under the [***]† Patent Purchase Agreement),

(C)	minus the outstanding amount of Closing Date Indebtedness (if any),

(D)	minus the unpaid Transaction Expenses (other than any portion thereof that is included in the Post-Closing Indemnity Escrow Amount),

(E)	minus the Post-Closing Indemnity Escrow Amount,

(F)	minus the Representative Expense Amount, and

(G)	minus the The Ware Firm Payoff Amount.

“Aggregate Merger Consideration and Other Closing Payment Amounts” means an amount equal to the sum of (x) One Hundred Sixty Million dollars (US$160,000,000); plus (y) the total amount of Cash on Hand (other than cash received by the Company from [***]† as purchase price under the [***]† Patent Purchase Agreement) as of the Effective Time.

“Agreement” has the meaning set forth in the preamble.

“Alternative Arrangements” has the meaning set forth in Section 8.08(a).

“ARC” has the meaning specified in Section 4.01.

“Audited Balance Sheet” has the meaning set forth in Section 3.05(a).

“Audited Balance Sheet Date” has the meaning set forth in Section 3.05(a).

“Basket Threshold” has the meaning specified in Section 8.02.

“Benefit Laws” means all Laws applicable to any Company Benefit Plan.

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Business Day” means any day, other than a Saturday or Sunday, or a weekday on which the banks located in New York are authorized or required to be closed.

“Buying Parties” has the meaning set forth in the preamble.

“Capital Stock” means the Series A Preferred Stock, Junior Preferred Stock and Common Stock.

“Cash on Hand” means, with respect to the Company, as of the Effective Time (but before taking into account the consummation of the transactions contemplated hereby) all cash, all cash equivalents, all restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations), marketable securities and deposits with third parties (including landlords), in each case determined in accordance with GAAP.  For the avoidance of doubt, Cash on Hand will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company.

“Certificate of Merger” has the meaning set forth in Section 1.02.

“Claiming Party” has the meaning set forth in Section 8.05.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Closing Date Indebtedness” means Indebtedness as of the Effective Time, other than any such Indebtedness to be converted into Series A Preferred Stock prior to or as of the Effective Time.

“Closing Merger Consideration Spreadsheet” has the meaning set forth in Section 1.06.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock par value $0.0001

“Company” has the meaning set forth in the preamble.

“Company Benefit Plan” means each material Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained by the Company or to which the Company makes or has made, or has or has had an obligation to make, contributions at any time with respect to which the Company has any liability or obligation.

“Company Leased Real Property” has the meaning set forth in Section 3.08(b).

“Company’s Certificate of Incorporation” means the Company’s Second Amended and Restated certificate of incorporation, as amended and in effect from time to time.

“Company Patents” has the meaning set forth in Section 3.14.

“Confidentiality Agreement” has the meaning set forth in Section 5.02.

 “Defending Party” has the meaning set forth in Section 8.05.

“DGCL” had the meaning set forth in the recitals.

“Dissenting Shares” has the meaning set forth in Section 1.08.

“Effective Time” has the meaning set forth in Section 1.02.

“Electronic Delivery” has the meaning set forth in Section 12.10.

“Employee Benefit Plan” means with respect to any Person, each plan, fund, program, agreement, arrangement or scheme that is sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has an obligation to make, contributions providing benefits to the current and former employees, directors, managers or officers, of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person could reasonably be expected to have any material liability or obligation, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, material fringe benefits or legal benefits, and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Employment Taxes” means, without duplication, the employer portion of any employment, payroll or similar Taxes payable with respect to any bonuses, severance, termination, change in control or other compensatory payments in connection with the transactions contemplated by this Agreement.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“Escrow Account” means, collectively, (i) the Post-Closing Indemnity Escrow Account and (ii) the Transaction Expenses and Merger Consideration Escrow Account.

“Escrow Agent” has the meaning set forth in Section 1.06.

“Escrow Agreements” means, collectively, (i) the Post-Closing Indemnity Escrow Agreement and (ii) the Transaction Expenses and Merger Consideration Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 3.05.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with the Company’s past practice.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the Company, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of all indebtedness for borrowed money (i) owed by the Company under a credit facility or (ii) evidenced by any note, bond, debenture or other debt security issued by the Company.  Notwithstanding the foregoing, Indebtedness does not include any intercompany obligations between or among the Company.

“Indemnified Person” has the meaning set forth in Section 6.02(a).

“Insurance Policies” has the meaning set forth in Section 3.17.

“IRS” means the U.S. Internal Revenue Service.

“Junior Preferred Stock” means the Company’s preferred stock designated as Junior Preferred Stock par value $0.0001.

“Latest Balance Sheet” has the meaning set forth in Section 3.05.

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule or regulation of any Governmental Body.

“Letter of Transmittal” means the Letter of Transmittal, in the form of Exhibit B.

“Liens” means any lien, mortgage, security interest, pledge deposit, encumbrance, or other similar restriction.

“Loss” has the meaning set forth in Section 8.02(a).

“Manager” means each of Michael J. Pisterzi, Timothy E. Montgomery and Byron C. Young

“Material Adverse Effect” means an event, occurrence, or development that has a material adverse effect upon the Company or the Company Patents, except any adverse effect related to or resulting from (i) general business or economic conditions affecting the industry in which the Company operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws, orders, or other binding directives issued by any Governmental Body, (vi) the taking of any action contemplated by this Agreement or the other agreements contemplated hereby or the announcement or disclosure of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby, (vii) any existing event, occurrence, or circumstance with respect to which Parent or Merger Sub has knowledge as of the date hereof (including any matter set forth in the disclosure schedules to this Agreement), (viii) any adverse change in or effect on the business of the Company that is cured by or on behalf of the Company before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 7, (ix) any action taken by Parent or its Affiliates, (x) the fact that Parent is the prospective acquirer of the Company or any communication by Parent regarding plans or intentions of Parent with respect to the Company or its business or (xi) any [***]† Matter.

“Material Contract” has the meaning set forth in Section 3.13(c).

“Merger” has the meaning set forth in Section 1.01(a).

“Merger Sub” has the meaning set forth in the preamble.

“[***]†” has the meaning specified in Section 5.09.

“[***]† Patent Instrument of Assignment” has the meaning specified in Section 5.09.

“[***]† Patent Purchase Agreement” has the meaning specified in Section 5.09.

“[***]† Patent Purchase Agreement Authorized Agent” has the meaning specified in Section 5.09.

“[***]† Purchased Patents” has the meaning specified in Section 5.09.

“[***]† IP Escrow Agreement” has the meaning specified in Section 5.09.

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“[***]† Matters” means, collectively, [***]†, the [***]† Patent Purchase Agreement, any license or other agreement or arrangement with [***]†, [***]†’s acquisition of the [***]† Acquired Patents or of any rights therein, the [***]† IP Escrow Agreement (including any and all costs, liabilities and obligations to the escrow agent arising under or relating thereto), any incongruity or inconsistency between any condition to closing, representation or warranty of the Company, termination right or other provision contained in the [***]† Patent Purchase Agreement or the [***]† Patent Instrument of Assignment as compared to corresponding or parallel terms under this Agreement, any act or omission of the [***]† Patent Purchase Agreement Authorized Agent, [***]†’s licensing or other attainment of rights in or to any other patents or other intellectual property pursuant to arrangements with or known by Parent or any of its Affiliates (including any failure of any such license that is referred to in the [***]† Patent Purchase Agreement to be in effect at any time on or before the Effective Time), any notice given by the Company to [***]† as contemplated by Section 4.1 of the [***]† Patent Purchase Agreement and any waiver by the Company of any condition to the Company’s obligation to close hereunder as contemplated by the [***]† Patent Purchase Agreement, any closing under the [***]† Patent Purchase Agreement or any failure to close under such the [***]† Patent Purchase Agreement or any other license or other agreement or arrangement with [***]† (including any failure by [***]† to close under the [***]† Patent Purchase Agreement for any reason, whether claiming any breach thereof by the Company or otherwise, provided that the Company has complied in all material respects with its delivery requirements under Section 5.09(a) and Section 5.09(c)), any release of Liens granted or related action (including any recording of such releases with the Patent and Trademark Office (PTO) or otherwise) taken as contemplated by Section 4.1 of the [***]† Patent Purchase Agreement, and any consequence that results from any of the foregoing (including, without limitation, any Taxes arising from such [***]† Matters and any and all changes in tax attributes associated with any [***]† Matters).

“Options” means options to subscribe for, purchase or otherwise directly acquire Common Stock.

“Parent” has the meaning set forth in the preamble.

“Parent Indemnitees” has the meaning set forth in Section 8.02(a).

“Parent’s Representatives” has the meaning set forth in Section 5.02.

“Permits” has the meaning set forth in Section 3.10.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over leased real property which are not violated by the current use and operation of the leased real property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased real property which do not materially impair the occupancy or use of the leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s businesses, (v) Liens that will be discharged on or prior to the Closing Date or following the Closing Date upon release of the funds from the Transaction Expenses and Merger Consideration Escrow Account, (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements, and (viii) those matters identified on the attached Permitted Liens Schedule.

† Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Post-Closing Indemnity Escrow Agreement” has the meaning set forth in Section 1.06.

“Post-Closing Indemnity Escrow Amount” means Fifteen Million Dollars (US$15,000,000).

“Post-Closing Indemnity Escrow Funds” means, as of any date of determination, the excess (if any) of the Post-Closing Escrow Amount (i.e., the amount paid into the Post-Closing Indemnity Escrow Account pursuant to the Post-Closing Indemnity Escrow Agreement) minus the sum of all distributions and other payments to any Person from the Post-Closing Escrow Account paid pursuant to the terms of the Post-Closing Indemnity Escrow Agreement on or prior to such date of determination.

“Preferred Stock” means the Series A Preferred Stock and the Junior Preferred Stock.

“Prior Company Counsel” has the meaning set forth in Section 12.16.

“Representative” has the meaning set forth in the preamble.

“Representative Expense Amount” has the meaning set forth in Section 1.06

“Securities Act” means the Securities Act of 1933, as amended.

“Separation and Release Agreements” has the meaning specified in Section 2.02.

“Series A Preferred Stock” means the Company’s preferred stock designated as Series A Preferred Stock par value $0.0001 including such shares issuable upon the conversion of any Indebtedness into Series A Preferred Stock at any time prior to the Effective Time.

“Shareholders” means the holders of the Series A Preferred Stock, Junior Preferred Stock and Common Stock at the Effective Time.

“Stockholders Agreement” means the Amended and Restated Stockholders’ Agreement dated June 29, 2005 by and between Adaptix, Inc. and parties set forth therein.

“Shareholder Approval” has the meaning set forth in the Recitals.

“Shareholder Indemnitees” has the meaning set forth in Section 8.03.

“Stock Option Plan” means the Adaptix, Inc. 2005 Stock Plan, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company, or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company, or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company, or other business entity.

“Surviving Corporation” has the meaning set forth in Section 1.01(a).

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, capital stock, franchise, profits, payroll, employment, severance, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, premium, windfall profits, customs, duties, sales, use, transfer, registration, value added, alternative minimum or add on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“The Ware Firm Payoff Amount” means the aggregate amount due to The Ware Firm immediately prior to the Effective Time pursuant to the Contingency Fee Agreement dated June 27, 2008 by and between The Ware Firm and the Company.

“Third Party Claim” has the meaning set forth in Section 8.06(a).

“Transaction Expenses” means the third party, out-of-pocket costs and expenses payable by the Company incurred but not paid prior to the Effective Time in connection with this Agreement, the Merger and the transactions contemplated hereby including fees and expenses of financial and legal advisors and any and all bonuses, severance, termination, change in control or other payments to directors, officer or employees of the Company triggered in connection with the transactions contemplated hereby (but without duplication for any Employment Taxes that are subject to reimbursement from the Escrow Accounts as contemplated by Section 1.06(d) and Section 8.02(a)).1

1 The company anticipates paying certain success bonuses (as specified in the Separation and Release Agreements) in connection with the closing; and these will be paid as Transaction Expenses as contemplated by Section 1.06(ii).

“Transaction Expenses and Merger Consideration Escrow Account” has the meaning set forth in Section 1.06(a).

“Transaction Expenses and Merger Consideration Escrow Agreement” has the meaning set forth in Section 1.06(a).

“Transaction Expenses Escrow Amount”  means the sum of (a) the aggregate amount necessary to fully discharge the then outstanding balances of Transaction Expenses, it being understood that pursuant to the Separation and Release Agreements a portion of the amount otherwise payable to executives thereunder will be included in the Escrow Amount, and such executives will have a proportionate interest in the Escrow Funds plus (b) the aggregate amount necessary to fully discharge the then outstanding balances of The Ware Firm Payoff Amount in accordance with instructions set forth in a payoff letter issued by The Ware Firm not earlier than ten (10) Business Days prior to the Closing Date, setting forth the amount required to repay all The Ware Firm Payoff Amount in full on the Closing Date, together with wire transfer instructions and directions from The Ware Firm and the Company authorizing Parent to transfer funds to The Ware Firm in order to payoff The Ware Firm Payoff Amount.

“Transaction Expenses and Merger Consideration Escrow Amount”  means the sum of (a) the aggregate amount necessary to fully discharge the then outstanding balances of Transaction Expenses, it being understood that pursuant to the Separation and Release Agreements a portion of the amount otherwise payable to executives thereunder will be included in the Escrow Amount, and such executives will have a proportionate interest in the Escrow Funds plus (b) the aggregate amount necessary to fully discharge the then outstanding balances of The Ware Firm Payoff Amount in accordance with instructions set forth in a payoff letter issued by The Ware Firm not earlier than ten (10) Business Days prior to the Closing Date, setting forth the amount required to repay all The Ware Firm Payoff Amount in full on the Closing Date, together with wire transfer instructions and directions from The Ware Firm and the Company authorizing Parent to transfer funds to The Ware Firm in order to payoff The Ware Firm Payoff Amount plus (c) an amount equal to the Aggregate Merger Consideration, to be paid into the Transaction Expenses and Merger Consideration Escrow Account as contemplated by Section 1.06(a)(iii)(A).

“Transaction Expenses Escrow Fees” means the amount of any fees of expenses to be paid to the Escrow Agent pursuant to the Transaction Expenses and Merger Consideration Escrow Agreement.

“Transfer Taxes” has the meaning set forth in Section 10.01.

11.02.           Other Definitional Provisions.

(a)           All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof.  All references in this Agreement to “days” refers to “calendar days” unless otherwise specified.

(b)           Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c)           The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation.  All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(d)           Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

(e)           For purposes of this Agreement, the phrases “the Company’s knowledge” and “to the knowledge of the Company” as used herein mean the actual knowledge without independent investigation of Michael J. Pisterzi, Timothy E. Montgomery and Byron C. Young, and will in no event encompass constructive, imputed or similar concepts of knowledge.

ARTICLE 12

MISCELLANEOUS

12.01.           Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein, or any other announcement or communication to any third parties will be issued or made by any party hereto without the joint approval of Parent and Representative, except to the extent required by law in which case Parent and Representative will have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.  Notwithstanding the foregoing, Baker Communications Fund II (QP), L.P. and its Affiliates may (i) communicate with its limited partners on a confidential basis regarding the transactions contemplated hereby and (ii) after the Closing provide general information about the subject matter of this Agreement and the Company (including its name and logo) in connection with their reporting to investors, fund raising, marketing, informational or other reporting activities.  In no event will Parent or, after the Closing, the Surviving Corporation have any right to use any name or mark associated with “Baker Capital”, “Baker Communications” or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Baker Communications Fund II (QP), L.P.

12.02.           Expenses.  Except as otherwise expressly provided herein, each party shall be responsible for, and shall pay, its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of Merger and the transactions contemplated by this Agreement (whether consummated or not).

12.03.           Prevailing Party.  In the event of a dispute between any of the parties with respect to obligations under this Agreement, the prevailing party in any action or proceeding in any court or arbitration in connection therewith will be entitled to recover from such other party its costs and expenses, including, without limitation, reasonable legal fees and associated court costs.

12.04.           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.  Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to any Buying Party (and, after the Closing, the Surviving Corporation):

Acacia Research Group, LLC
6136 Frisco Square Blvd., Suite 385
Frisco, TX 75034
Facsimile: 972 668 9621
Attn:  Tisha Stender

with a copy to:

Stradling Yocca Carlson & Rauth
660 Newport Center Drive
Suite 1600
Newport Beach CA 92660
Facsimile:  (949) 823 5117
Attention:  Mark Skaist

Notices to the Company, prior to the Closing:

Adaptix, Inc.
4100 Midway Road
Suite 2010
Carrollton, TX  75007  USA
Facsimile:  (972) 735-9677
Attention:  Michael Pisterzi

with a copy to:

Wilson Sonsini Goodrich & Rosati, PC
701 Fifth Avenue
Suite 5100
Seattle, WA 98104
Facsimile:  (206) 883-2699
Attention:  Cameron Smith and Craig Sherman

Notices to Representative (before or after Closing):

Baker Communications Fund II (QP), L.P.
c/o Baker Capital
575 Madison Avenue
New York, New York 10022
Facsimile:  (212) 486-0660
Attention:  Robert M. Manning

and:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Facsimile:  (617) 951-7050
Attention:  Patrick Diaz

12.05.           Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties; provided, however, that Parent may assign this Agreement to any Affiliate of Parent without the prior written consent of the Company but any such transfer or assignment will not relieve any Buying Party of its obligations hereunder.

12.06.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

12.07.           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Person.  The disclosure schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided, however, that each section of the disclosure schedules will be deemed to incorporate by reference all information disclosed in any other section of the disclosure schedules where it is reasonably apparent that such disclosure is relevant.  Capitalized terms used in the disclosure schedules and not otherwise defined therein have the meanings given to them in this Agreement.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the disclosure schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the disclosure schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any disclosure schedule or Exhibit is or is not required to be disclosed or is within or outside of the ordinary course of business for purposes of this Agreement.  The information contained in this Agreement and in the disclosure schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).

12.08.           Amendment and Waiver.  Any provision of this Agreement or the disclosure schedules or Exhibits may be amended or waived only in a writing signed by Parent, the Company and Representative; provided, that after the Shareholder Approval has been obtained, there shall be not amendment that pursuant to the DGCL requires further approval by such Shareholders without the further approval of such Shareholders.  No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

12.09.           Complete Agreement.  This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.10.           Counterparts.  This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages, electronic transmission in portable document format (.pdf)) or electronic mail (any such delivery, an "Electronic Delivery")), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  Any documents delivered through the use of Electronic Delivery will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a Contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.11.           Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub hereunder are jointly and severally guaranteed by each other.

12.12.           Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

12.13.           Consent to Jurisdiction and Service of Process.  The parties to this Agreement submit to the exclusive jurisdiction of the state courts located in the City of New York, NY or the United States District Court located in Manhattan, New York in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.  Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 12.04.

12.14.           Waiver of Jury Trial.  Each party hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 12.14.

12.15.           Third Party Beneficiaries.  No Person other than the parties will have any rights, remedies, obligations or benefits under any provision of this Agreement, except for (i) the present or former directors and officers of the Company with respect to Section 6.02, (ii) the present or former officers, directors, employees, member, owners and Affiliates of the Company, Representative and any Shareholder and other Persons named in Article 8 with respect to the matters covered thereby, (iii) Baker Communications Fund II (QP), L.P. and its Affiliates with respect to Section 11.01, (iv) any Shareholder with respect to Article 1 , Article 6, Article 8 and Article 9 and (v) the Shareholders and Prior Company Counsel with respect to Section 12.16.

12.16.           Representation of the Shareholders and their Affiliates.  Each of the Parent, and the Company agrees that it and, after the Closing, the Surviving Corporation shall take all steps necessary to ensure that any privilege attaching as a result of Wilson Sonsini Goodrich & Rosati, PC, Ropes & Gray LLP or other counsel from time to time retained by the Company or any of its Subsidiaries prior to the Closing (collectively, “Prior Company Counsel”), whether or not in connection with the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect, provided that from and after the Closing such privilege shall be controlled by Baker Communications Fund II (QP), L.P. and not the Surviving Corporation.  In addition, Parent waives, and agrees to cause the Surviving Corporation and each of its Subsidiaries to waive, any conflicts that may arise in connection with (i) Prior Company Counsel representing Representative or any Shareholder after the Closing and (ii) the communication by Prior Company Counsel to Representative or any Shareholder in any such representation, of any fact known to Prior Company Counsel, including without limitation in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute with Parent or the Surviving Corporation following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute. Parent acknowledges that it and the Company have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 12.16, including without limitation the opportunity to consult with counsel other than Prior Company Counsel. This Section 12.16 is for the benefit of Representative and the Shareholders and Prior Company Counsel. The Shareholders and Prior Company Counsel are intended third-party beneficiaries of this Section 12.16. This Section 12.16 shall be irrevocable, and no term of this Section 12.16 may be amended, waived or modified, without the prior written consent of Representative and the Prior Company Counsel affected thereby.

12.17.           Deliveries to Buying Parties; Disclaimer.  Each Buying Party agrees and acknowledges that all documents or other items included in the electronic dataroom or otherwise delivered to any Buying Party or their respective representatives (including, without limitation, Parent’s accountants and any of Parent’s legal counsel) will be deemed to be delivered to each Buying Party for all purposes hereunder.  Each Buying Party acknowledges and agrees that none of the Company, Representative, any Shareholder or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the Company or as to the accuracy or completeness of any information regarding the Company furnished or made available to any Buying Party or their respective representatives, except as expressly set forth in this Agreement and, except as set forth in this Agreement, none of the Company, Representative, any Shareholder or any of their respective Affiliates or representatives will have or be subject to any liability to any Buying Party or any other Person resulting from the distribution to any Buying Party or any Buying Party’s use of or reliance on, any such information or any information, documents or material made available to Buying Parties.  Each Buying Party further agrees that none of the Company, Representative, any Shareholder or any of their respective past, present or future direct or indirect Affiliates, directors, officers, members, employees or representatives will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to any Buying Party or any other Person resulting from the distribution to any Buying Party or any Buying Party’s use of, any such information, including any informational material prepared by the Company or its advisors or representatives and any information, document or material made available to any Buying Party or their respective Affiliates or representatives in certain “data rooms” and online “data sites,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

12.18.           Conflict Between Transaction Documents.  The parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

12.19.           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Parent, Merger Sub or the Company, as applicable, in accordance with their specific terms or were otherwise breached by Parent, Merger Sub or the Company, as applicable.  It is accordingly agreed that Parent, Merger Sub, Representative, the Company and the express third party beneficiaries described in Section 12.15), as applicable, will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by any party hereto and to enforce specifically the terms and provisions hereof against Parent, Merger Sub or the Company, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which Parent, Merger Sub, Representative or the Company, as applicable, are entitled at law or in equity, without posting any bond or other undertaking.

*      *      *      *

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COMPANY: ADAPTIX, INC.

By:
Name
Its:

PARENT:
ACACIA RESEARCH GROUP LLC

By:
Name
Its:

MERGER SUB:
APOLLO PATENT CORP.

By:
Name
Its:

REPRESENTATIVE:
Baker Communications Fund II (QP), L.P., solely in its capacity as the Representative

By: Baker Capital Partners II, LLC, its general partner

By:
Name
Its: